UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K/A
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
May 12, 2005

Metaphor Corp.
(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

Nevada	000-13858	86-0214815
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

580 Second Street, Suite 102 Encinitas, CA (Address of principal executive offices)	92024 (Zip Code)

Registrant’s telephone number, including area code: 760-230-2300
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(Former name or former address, if changed since last report)
________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 12, 2005, the Registrant initially entered into a Sale and Purchase Agreement (the “CMN Agreement”) with 8 Holdings LLC, a Colorado limited liability company (“8 Holdings”), Hong Kong Huicong International Group Limited, a British Virgin Islands company (the “CMN Shareholder”), China Media Network International Inc., a British Virgin Islands company (together with its predecessors, “CMN”), and certain key members of management of CMN, which was subsequently superseded by an amended CMN Agreement, dated May 27, 2005, pursuant to which the Registrant is to acquire all of the issued and outstanding shares of stock of CMN (the “Transaction”). As a result of the Transaction, CMN will become a wholly-owned subsidiary of the Registrant. The Registrant is not aware of any arrangements which may at a subsequent date result in a change in control.

A copy of the CMN Agreement was filed with the Current Report on Form 8-K filed on May 24, 2005 and an amended version was filed on a Current Report on Form 8-K filed on August 1, 2005. A more detailed discussion of the Transaction is located in the section entitled “The Proposed Transactions” on page 25 of this Current Report on Form 8-K/A.

OVERVIEW
Introduction

Metaphor Corp. (“we,”“us,” or the “Company”), was originally incorporated in the State of Delaware in 1967 and re-incorporated in the State of Nevada in December 2004. As of January 14, 2003, we ceased all business operations. Since that time it has been our goal to restructure our business by seeking a candidate for merger, share exchange or other corporate transaction.

We have agreed to acquire China Media Network International Inc., a British Virgin Islands company (together with its predecessors, “CMN”).

We decided to pursue the proposed acquisition because we believe that the Chinese television market opportunity, in combination with the strategy and management team at CMN, is very attractive. With approximately 1.2 billion television viewers, China has the world’s largest television audience. According to ZenithOptimedia, China’s television advertising market grew from 1997 to 2003 at a compound annual growth rate of 14.3%, far outpacing the rest of Asia-Pacific, excluding Japan, which grew at 2.6%. In contrast, Japan had negative 1.4% growth during the same period, while North America grew by 4.1% and Europe by 5.4%. According to ZenithOptimedia, the Chinese television advertising market is expected to reach $4.5 billion by 2007, a compound annual growth rate of 10.0% from 2003.

The Chinese television market is currently undergoing significant regulatory reform (see “Business-Regulatory Policies and Foreign Investment”). Many of the services that previously had been controlled entirely by state-owned enterprises are being opened up to commercial competition by private domestic and foreign companies. Foreign operating companies and investors have been allowed to participate to varying degrees in different aspects of the Chinese media industry.

We believe that the liberalization of the regulations governing China’s television industry creates significant opportunities for companies that can improve the efficiencies of broadcasters and meet the needs of television advertisers, particularly in regions of the country where the media market is least developed.

CMN is a media company that provides a variety of services to television stations throughout China, including selling advertising time, recommending and negotiating the purchase of programming content, and raising consumer awareness of programming through promotional campaigns. CMN believes that by working with a number of television stations in its partnership network, it is able to secure better pricing on the sale of advertising airtime and the purchase of other services, make more informed programming recommendations and offer a more compelling product to advertisers than the stations can provide on a stand-alone basis.

We believe that CMN is a leading provider of outsourced advertising sales services to television stations in China. CMN is currently working with five city and one provincial television station and 16 of their affiliated channels. According to the stations with which CMN works, the markets in which these channels are broadcast have a combined population in excess of 44 million people. In 2004, CMN sold advertising airtime on the channels it represented to more than 875 advertisers, including Coca-Cola, Pepsi, Colgate-Palmolive, Motorola, Unilever, KFC, Intel, Nokia, Procter and Gamble, L’Oreal and Ford.

History of the CMN Business

CMN first started its business in June 2000 by entering into multi-year contractual arrangements with city and provincial television stations, through which CMN obtained exclusive rights to advertising air-time on a number of the stations’ channels in exchange for paying an annual fixed fee. As of August 18, 2005, CMN has built a partnership network covering six television stations, which includes five city and one provincial level television station, and 16 channels affiliated with such television stations in China. CMN intends to continue to grow its business by entering into agreements with an additional eight television stations by the end of 2006.

CMN classifies its six exclusive long-term agreements with television stations into two categories: the contractual model and the joint venture model. Under the contractual model, CMN enters into exclusive long term agreements with television stations and pays fixed fees in exchange for the rights to the advertising airtime for selected channels broadcast by the television stations. Under the joint venture model, CMN forms new joint venture companies with the television stations. The joint venture companies enter into exclusive long term agreements with the television stations and pay fixed fees in exchange for the exclusive rights to the advertising airtime for selected channels broadcast by the television stations. The agreements of the joint venture companies generally have longer terms. CMN is party to the following agreements and participations:

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In June 2000, CMN entered into a two-year exclusive contractual agreement with Zhengzhou TV (ZZTV), to sell advertising time on ZZTV’s news and Shangdu (business/metropolitan) channels. This agreement was subsequently amended several times to extend the term. In the most recent December 2004 amendment, CMN extended this agreement on amended terms through December 2007.

•
In January 2002, CMN entered into a four-year exclusive contractual agreement with JiNan TV (JNTV), to sell advertising time on JNTV’s news and metropolitan channels. This agreement expires in December 2005. CMN is currently re-negotiating this contract with JNTV.

•
In December 2002, CMN entered into a six-year exclusive contractual agreement with Urumqi TV (UTV), to sell advertising time on all six channels operated by UTV. In November 2004, the agreement with UTV was extended to December 2012.

•	In April 2003, CMN entered into a five-year exclusive contractual agreement with Lanzhou TV (LTV), to sell advertising time on LTV’s public channel. This agreement expires in December 2008.

•
In January 2004, CMN entered into a 15-year exclusive joint venture agreement with LTV to sell advertising time on LTV’s entertainment and sports channel, and its general news channel. This agreement was subsequently replaced by a new agreement with a separate company that CMN formed in March 2004 with LTV. The agreement expires in December 2018.

•
In April 2005, CMN entered into a 10-year exclusive contractual agreement with Sanya TV (STV), to sell advertising time on STV’s news channel, and its travel and lifestyle channel. This agreement expires in April 2015.

•
In June 2005, CMN entered into a 10-year exclusive joint venture agreement with Hainan TV (HTV), to sell advertising time on HTV’s public channel. This agreement was subsequently replaced by a new agreement with a separate company that CMN formed with HTV. This agreement expires in June 2015. However, the agreement may be extended for an additional twenty-year term, provided that CMN does not breach any of its obligations under the agreement.

CERTAIN TRANSACTIONS

CMN has entered into various financing arrangements with the CMN Shareholder and 8 Holdings to fund the ongoing costs of its business operations.

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In May 2005, 8 Holdings and the CMN Shareholder each made a loan of $362,472 to CMN. We have agreed to repay such loans out of the proceeds of a private placement we intend to conduct which will comprise the sale of shares of our Common Stock, $.001 par value per share (“Common Stock”), and may include the issuance of warrants to purchase our Common Stock (“Financing”).

•
As part of the restructuring of the CMN subsidiaries, in June 2005, the CMN Shareholder and Beijing Hehui Chuang Shi Advertising Col, Ltd. (“Beijing Hehui”), an entity controlled by CMN Management, funded an increase in the registered capital of Beijing China Media Network Information Technology Co., Ltd (“CMN Info”), a subsidiary of CMN, in the amount of $2.3 million. In August 2005, CMN Info intends allocate down $304,298 of such registered capital to fund certain contractual obligations of the CMN Subsidiaries. We have agreed to reimburse the full $2.3 million within 20 days after the closing of the Transaction.

•	In July 2005, the CMN Shareholder loaned additional funds in the aggregate amount of $304,298 to CMN. We have agreed to repay such loan out of the proceeds of the Financing.

•	In August 2005 the Company will transfer $450,000 to CMN to fund CMN’s operations.

•
As of the closing of the Transaction, it is expected that CMN will owe RMB 30 million (approximately $3.62 million) in the aggregate to the CMN Shareholder. As a condition to closing the CMN Agreement, we have agreed to enter into a five year term loan agreement to repay the CMN Shareholder such amounts owed.

RISK FACTORS

THE FOLLOWING MATTERS, AMONG OTHERS, MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

RISKS RELATED TO OUR BUSINESS

The closing of the Transaction under the CMN Agreement requires that we have at least $10 million in cash which we intend to raise through the Financing.

We are obligated under the CMN Agreement to have at least $10 million in cash in our bank account (net of a required payment of $3.785 million to the CMN Shareholder pursuant to the terms of the CMN Agreement) on or prior to closing of the Transaction, which we intend to raise through the Financing. Since the securities will be sold in the Financing pursuant to an exemption from registration, we are limited to selling to accredited investors. Currently, we are seeking financing from institutional and accredited investors with the expectation that we will be able to sell securities to secure the additional funds. Although we expect to be successful in these efforts, there is no guarantee that we will have sufficient investor interest, or that we will be able to sell the shares at a price that will generate adequate net proceeds. If we are unable to achieve this cash balance in the time period required under the CMN Agreement, the Transaction will not close, which will have a serious negative impact on our current business plan and future growth.

The restructuring of CMN may not be approved by the relevant Chinese governmental authorities, in which case it may be difficult, if not impossible, to complete the Transaction.

Prior to the closing of Transaction, CMN will restructure (the “Restructuring”) the corporate organization of its operating subsidiaries in the People’s Republic of China (“PRC”) engaged in the television advertising business (the "CMN Subsidiaries"). The Restructuring is subject to the approval of the PRC regulatory authorities at several levels. To date, CMN has received from the Beijing Municipal Administrative Bureau for Industry and Commerce (“BMAB”) the approval of the business license of CMN Info, which upon completion of the Restructuring will be the direct subsidiary in China of CMN.

The Restructuring is contingent upon the following additional approvals of applicable PRC regulatory authorities:

•
As part of the regulatory process, the BMAB may initiate an inquiry in order to determine whether the business operations of Beijing China Media Network Dian Guang Ke Ji Co., Ltd. (“CMN DG”), which is the direct subsidiary of CMN Info, are within the scope of those industries restricting foreign investment. CMN may be required to submit a statement with respect to the business operations of CMN DG to complete the applicable business license change registration procedures; and

•
The ownership structure of CMN and its affiliated companies will have to be approved by the PRC State Administration of Foreign Exchange (“SAFE”), which is the primary regulator of the foreign exchange laws in China.

There can be no assurance that CMN will not have to seek further approvals from the foregoing governmental agencies or any other agency or that any such licenses and approvals will be granted on a timely basis, if at all. If the Restructuring is not approved by the relevant governmental authorities, it may be difficult, if not impossible, to complete the Transaction.

Foreign investment in the advertising industry in China is subject to a number of restrictions, and the structure of CMN could be deemed in violation of such restrictions either before or after the completion of the Transaction.

Chinese regulations currently limit foreign ownership of Chinese advertising companies to 70% and require foreign owners to have at least two years of direct operations in the advertising industry outside of China. After December 10, 2005, foreign investors will be allowed to acquire 100% of Chinese advertising companies, provided the foreign investors have at least three years of direct operations in the advertising industry outside of China. The State Administration for Industry and Commerce (“SAIC”), which is the primary regulator of the advertising industry, has orally informed our Chinese counsel, Jun He Law Offices, that the type of structure which CMN has before and after the Restructuring (and our structure after the Transaction) will not constitute a violation of applicable laws in the advertising industry. This conclusion is based on SAIC’s interpretation of certain of its rules that there is no restriction on the proportion of investment contribution by a foreign-invested PRC enterprise investing in the advertising industry or a requirement for previous operational experience. In our case, CMN, although a foreign company, is the direct investor in CMN Info, which does not itself operate an advertising business. In turn, CMN Info, which is a foreign-invested entity, is the direct investor in CMN DG, which also does not itself operate an advertising business. At the lower level of CMN’s corporate structure, CMN DG, which is a domestic Chinese company, is the investor in various advertising companies.

The written rules and policies applicable to foreign investment in the advertising industry in China are not, however, clear in this regard, and the SAIC may change its interpretation at any time without warning to us or CMN, even if the Restructuring and the Transaction receive appropriate governmental approvals. If the SAIC were to take the position that our corporate structure does involve foreign investment into the advertising industry, we could be deemed to be in violation of Chinese law because we may own more than 70% of various CMN operating companies before December 10, 2005 and neither our company nor CMN has the requisite overseas advertising experience. In that case, we could also be deemed to have violated Chinese law as a result of CMN’s structure prior to the Restructuring.

In addition, China may also enact laws which reverse recently enacted laws and prohibit or further restrict foreign ownership in the advertising industry or severely limit the ways in which companies in such industries may operate. Furthermore, many of the rules and regulations that we may face may not be explicitly communicated, and there may be uncertainties regarding proper interpretations of current and future laws and regulations in China. All of these factors could severely impair the operations of our Chinese operating companies. If we are found to be in violation of any existing or future Chinese laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant Chinese regulatory authorities, including the SAIC, would have broad discretion in dealing with such violations, including authority to:

•	revoke the business and operating licenses of our operating companies;

•	discontinue or restrict the operations of our operating companies;

•	impose conditions or requirements with which we may not be able to comply;

•	require us to restructure the relevant ownership structure; or

•	unwind the Restructuring and/or the Transaction.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business following the Transaction.

The Chinese government has recently strengthened the regulation of investments made by Chinese residents in offshore companies and reinvestments in China made by these offshore companies. We may not be able to obtain the requisite approvals in connection with the Restructuring, the Transaction or in any future transaction.

The State Development and Reform Commission and the SAFE have recently adopted new regulations that will require registration with, and approval from, Chinese government authorities in connection with direct or indirect offshore investment activities by Chinese residents. The SAFE regulations retroactively require registration of investments in non-Chinese companies previously made by Chinese residents. In particular, the SAFE regulations require Chinese residents to file with SAFE information about offshore companies in which they have directly or indirectly invested and to make follow-up filings in connection with certain material transactions involving such offshore companies, such as mergers, acquisitions, capital increases and decreases, external equity investments or equity transfers. In addition, Chinese residents must obtain approval from SAFE before they transfer domestic assets or equity interests in exchange for equity or other property rights in an offshore company. A newly established enterprise in China which receives foreign investments is also now required to provide detailed information about its controlling shareholders and to certify whether it is directly or indirectly controlled by a domestic entity or resident.

In the event that a Chinese shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the Chinese subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the Chinese subsidiaries. Further, failure to comply with the various SAFE registration requirements described above can result in liability under Chinese law for foreign exchange evasion.

These regulations may have a significant impact on our present and future structuring and investment. Following our inquiries with SAFE, we have been informed that internal implementing guidelines have yet to be issued so that details about the application and filing process can be clarified. We intend to take all necessary measures for ensuring that all required applications and filings will be duly made and all other requirements will be met. We further intend to structure and execute our future offshore acquisitions in a manner consistent with the new regulations and any other relevant legislation. However, because it is presently uncertain how the SAFE regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted and implemented by the relevant government authorities, we cannot provide any assurances that we will be able to comply with, qualify under, or obtain any approvals required by the regulations or other legislation. Our inability to secure required approvals or registrations may prevent the completion of the Restructuring and the Transaction. The SAFE regulations could also subject us to legal sanctions, restrict our ability to pay dividends from any Chinese subsidiaries to our offshore holding company, and restrict our overseas or cross-border investment activities or affect our ownership structure if we fail to fully comply with them.

If existing laws and regulations in China or the way they are interpreted change, we might be unable to operate our business following the Transaction.

There is substantial uncertainty regarding the interpretation, application and future direction of existing laws and regulations related to foreign investment in the advertising industry in China. For example, under current Chinese regulations, radio and television stations are not permitted to rent their channels to foreign entities or to cooperate with foreign entities in joint ventures or cooperative projects to manage radio or television channels. While we do not believe that these regulations would be applicable to CMN’s business (or our business following the Transaction), it is possible that the relevant governmental authorities could have a different interpretation, which could severely impact our business. Moreover, if the current laws and regulations in China change, we may not be able to operate our business as we expect to conduct it, which could adversely impact our operations and financial condition.

CMN derives its revenues solely from the sale of advertising time, and advertising is particularly sensitive to changes in economic conditions.

CMN’s results of operations rely solely on advertising revenue, and demand for advertising is affected by prevailing general economic conditions. Adverse economic conditions generally, and any downturns in the economy in the PRC, are likely to negatively impact the advertising industry, causing advertisers to reduce the money they spend on purchasing advertising time. Any such declines in the level of business activity of CMN’s advertising customers may also have a material adverse effect on CMN’s revenues and results of operations. Although recently there has been significant growth in the PRC economy, there can be no assurance that this trend will continue or that any such improvement in general economic conditions will generate increased advertising revenue. Global and local downturns in the general economic environment may cause CMN’s advertising customers to reduce the amounts they spend on advertising, which could result in a decrease in demand for advertising airtime with the television stations with which CMN works. This could adversely affect CMN’s business, financial condition, results of operations and cash flow.

CMN suffered net losses in the first quarter ended March 31, 2005, and may experience future losses as it continues to implement its growth plan.

CMN had net losses of $1.06 million for the first quarter ended March 31, 2005 and expects to continue to incur net losses at least through 2007. These net losses for the first quarter ended March 31, 2005 were primarily attributable to the reduction in revenue for ZZTV and JNTV, which was mainly driven by a drop in the overall program ratings, and increased costs of revenue relating to the costs of advertising airtime and ratings data. As CMN continues to enter into contractual relationships with new television stations to implement its growth plan, it will incur additional costs and expenses, which may increase net loss in the future, if revenues do not increase.

CMN’s quarterly operating results are difficult to predict and may fluctuate significantly from period to period in the future.

CMN’s quarterly operating results are difficult to predict and may fluctuate significantly from period to period based on a variety of factors, including seasonality of consumer spending, corresponding advertising trends in the PRC and the ratings that the television channels with which CMN works receive. In addition, advertising spending generally tends to decrease during January and February each year due to the Chinese Lunar New Year holiday. As a result, you may not be able to rely on period to period comparisons of CMN’s operating results as an indication of future performance. Factors that are likely to cause CMN’s operating results to fluctuate, such as the seasonality of advertising spending in China, a deterioration of economic conditions in China and potential changes to the regulation of the advertising industry in China, are discussed elsewhere in this Current Report on Form 8-K/A. Ratings received for daily programming on a television station are a significant factor in the amount of revenues CMN generates on a quarterly basis. The impact of ratings on revenues is not immediately reflected in CMN’s financials. There may be a two to three month time lag after ratings are obtained before CMN sees an impact on its revenues. If CMN’s revenues for a particular quarter are lower than expected, CMN may be unable to reduce its operating expenses for that quarter by a corresponding amount due to the fixed nature of these expenses, which would harm its operating results for that quarter relative to operating results from other quarters.

CMN’s operating results are dependent on the importance of television as an advertising medium.

CMN generates all of its revenues from the sale of advertising airtime on the television channels with which it works. In the advertising market, television competes with various other advertising media, such as print, radio, the internet and outdoor advertising. In the PRC, television constitutes the single largest component of all advertising spending. There can be no assurances that the television advertising market will maintain its current position among advertising media or that changes in the regulatory environment will not favor other advertising media or other television broadcasters. Increases in competition arising from the development of new forms of advertising media could have an adverse effect on CMN’s maintaining and developing its advertising revenues and, as a result, on its results of operations and cash flows.

CMN’s advertising revenues depend on the technical reach of television stations within its partnership network, the pricing of advertising time, television viewing levels, changes in audience preferences, shifts in population, technological developments relating to media and broadcasting, competition from other broadcasters and other media operators, and seasonal trends in the advertising markets in China in which we operate. There can be no assurance that CMN will be able to continue to respond successfully to such developments. Any decline in the appeal of television generally or of the television channels with which CMN works, specifically, whether as a result of the growth in popularity of other forms of media or a decline in the attractiveness of television as an advertising medium, could have a material adverse effect on CMN’s results of operations and cash flows.

CMN’s profitability is highly dependent on the program ratings received by the channel with which it works.

In general, viewer interest in programming offered on a television channel determines the audience ratings a channel receives. Ratings are a significant factor in the amount of revenues CMN generates as ratings impact the pricing that CMN can charge to its advertisers. Because television stations generally make the final decision as to which programs they will broadcast, if the television stations choose poor quality programming, or due to competitive forces are unable to secure popular programs, their channel ratings could be negatively affected. The failure by the television stations to achieve good ratings for their programs could have a material adverse affect on the profitability of CMN.

If CMN fails to generate sufficient annual advertisement income to cover the annual charges paid to the television stations, CMN will suffer a loss.

In each of CMN’s agreements, CMN is required to pay annual charges for the entirety of the advertising airtime to the television station. Further, an escalation clause in some of the agreements provides for an increase between 5% and 15% in the annual charges every year, commencing after the first year of the term of the agreement. Under certain agreements CMN is also required to pay a deposit to the television station to cover the annual charges. If for any reason there is a slow down in sales or if CMN fails to generate new business to cover the annual charges paid to the television stations, CMN will suffer a loss that could have a negative effect on CMN’s financial condition and results of operations.

Loss of contractual agreements or significant increases in fees to be paid under the contracts may adversely affect CMN’s profits.

CMN’s revenue is derived from the sale of advertising airtime on selected channels broadcast by the six televisions stations in its partnership network. CMN’s contractual agreements expire between 2005 and 2018. These contracts are not automatically renewable. CMN’s agreement with JNTV which generated approximately 38% of its revenue for the year ended 2004 is due to expire in December 2005. CMN is currently negotiating to extend or enter into a new agreement with JNTV. CMN cannot guarantee that the television stations will renew the agreements, or that if renewed, the terms of the agreements will be favorable to CMN. CMN faces the risk that the renewal terms will substantially increase the annual fixed charges to be paid to the television stations. Further, the television stations are permitted to terminate the agreements prior to expiration although they would be required to pay CMN a termination fee. Any failure to renew the JNTV agreement or the other CMN agreements, the termination of any agreements prior to expiration, or a significant increase in fixed charges payable under the renewal terms could significantly adversely affect CMN’s profits and have a material adverse effect on its operations.

The television advertising arrangements entered into by CMN’s Subsidiaries and their predecessors in the past may be treated as breaches of the relevant PRC laws and regulations.

Prior to April 2003, the agreements entered into by the CMN Subsidiaries, and their predecessors, and each of ZZTV, JNTV, UTV and LTV specified a purchase and sub-sale arrangement. Before and after 2003, some predecessor companies of the CMN Subsidiaries and some CMN Subsidiaries entered into agreements with other local advertising companies authorizing such local advertising operators to solicit advertisers for certain portions of advertising airtime and collecting fixed amounts from the local operators. Such arrangement may be considered to be in breach of (i) the Reply to Question Concerning Whether Buy-Out and Assignment with Consideration of Advertising Media Constitute Illegal Business Operation issued by the SAIC on February 9, 1999 and (ii) the Reply to Questions Concerning the Contracting or Buy-Out of Advertising Media by Advertising Companies as a Fully Authorized Agent to Engage in Advertising Business in a Territory other than their own Territory issued by the SAIC on January 4, 1999 (the “Replies”) which prohibit the sub-sale of advertising time-slots. The CMN Subsidiaries could be fined up to $36,000 and the business or operating licenses of the CMN Subsidiaries could be revoked pursuant to Article 71 of the Company Registration Administration Regulations. Prior to January 1, 2005, the CMN Subsidiaries’ gross profits derived from such arrangements could be confiscated pursuant to Article 21 of the then applicable Implementation Rules of Advertising Administrative Regulations due to the activities of the CMN Subsidiaries and their predecessor companies. After January 1, 2005, however, it is unlikely that the SAIC will impose confiscation of such profits, although the relevant risk still exists because the CMN Subsidiaries are governed by different local branches of SAIC which may have different practices. The aggregate gross profit generated from such arrangements of all CMN Subsidiaries, as applicable, for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005 are approximately $529,000, $475,000 and $63,000 respectively.

If the CMN Subsidiaries are unable to operate under the current contractual agreements that they have entered into with relevant provincial and city Television stations, they may have to enter into alternate arrangements with such Television stations which could be less favorable to the CMN Subsidiaries.

The CMN Subsidiaries have entered into new arrangements with the television stations which CMN believes comply with the Replies. These new contracts continue to require the payment of annual committed sums to the television stations. Consequently in the performance of these new contracts, the CMN Subsidiaries solicit and bill advertisers or advertising agencies for the airtime used directly. In the event that these amended agreements do not comply with the Replies, CMN’s Subsidiaries will have to enter into alternate arrangements to provide their services to their respective local television stations, which could result in their having to accept less favorable terms in such arrangements. In addition, CMN may be subject to certain fines and penalties in such instances.

The revision of agreements entered into between the CMN Subsidiaries and other local advertising operators may still be deemed as in violation of Replies, which may adversely impact the CMN Subsidiaries’ capacity to develop advertising clients.

The CMN Subsidiaries intend to enter into new agency agreements with other local advertising companies pursuant to which such local advertising companies act as the agents of the CMN Subsidiaries to develop advertising clients and collect agency fees and/or performance awards. Although CMN believes that these agreements comply with the Replies, there can be no guarantee that the SAIC will not determine otherwise. In the event that this arrangement does not comply with the Replies, the CMN Subsidiaries may be subject to penalties, confiscation of profits arising therefrom and revocation of businesses or operating licenses as mentioned above, and the CMN Subsidiaries will have to develop their business by themselves without any assistance of other advertising operators, which may adversely affect their capacity to pursue potential advertisers.

The expansion of CMN’s business into new markets is costly and such expansion may not enhance CMN’s financial condition.

CMN’s growth strategy is to build a nationwide partnership network of television stations in the PRC by identifying television stations in new cities and provinces, and entering into agreements with these stations. In particular, CMN intends to continue to grow its business by entering into agreements with an additional eight television stations by the end of 2006. CMN’s ability to execute its growth plan depends on the co-operation and willingness of additional television station broadcasters to do business with CMN. CMN may be unable to successfully identify or form such relationships with new television stations, or do so on terms acceptable to it. Even if it is able to identify a potential partner, the resources expended to enter into an agreement with the station may be significant and may require significant attention from management. In addition, if CMN does enter new markets, there can be no assurance that CMN will be able to adequately manage its growth. If CMN’s market research is not accurate and/or the economic benefit of entering into these arrangements is not realized, CMN will have increased operating expenses, but may not generate increased revenues as anticipated, which could have a material and adverse effect on CMN’s operating results.

CMN’s success is highly dependent upon the continuing service of certain key members of the management team CMN will form upon completion of the Transaction.

Competition in the industry for executive-level personnel is strong, and recruiting, training, and keeping qualified key personnel with both technical and market expertise are important factors in our ongoing success and survival. The proposed Board of Directors and certain members of our management team have limited experience in the PRC advertising and media industries. Further certain members of our management team will not be located in the PRC on a full-time basis. Therefore, we will rely heavily on the services of Mr. Wu Xian, who will become our President, and Mr. Qizhi Shen, who will become our Chief Operating Officer upon completion of the Transaction. Each of these persons has previous experience in these industries, and specifically, with CMN and its subsidiaries in operating this business. Messrs. Wu and Shen have entered into employment agreements with CMN that are contingent upon completion of the Transaction and will be employed on a full-time basis. Should Messrs. Wu or Shen leave, we may lose both an important internal asset, and the television stations with which we work may not want to extend or re-negotiate existing agreements.

After the closing of the Transaction, we will have all new executive officers who have not worked together for a long period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.

Our management team will consist of all new executive officers after the closing of the Transaction. Although Messrs. Wu and Shen have worked together for CMN, our proposed chief executive officer and chief financial officer have worked together and with Messrs. Wu and Shen for a relatively short period of time in anticipation of the closing of the Transaction. As a result of these circumstances, it may be difficult to evaluate the effectiveness of our executive officers and their ability to address future challenges to our business.

We may need to raise additional capital and may not be able to obtain it, which could adversely affect our liquidity and financial position.

CMN believes that its current cash and cash equivalents, cash flow from operations and the proceeds from the Financing, will be sufficient to meet its anticipated cash needs including for working capital and capital expenditure, for the next 12 to 15 months. CMN may, however, require additional cash resources for the implementation and continuation of its growth plans and for other future developments. In the future we may seek to raise additional funds through public or private financing, which may include the sale of equity or debt securities, including securities convertible into, or exchangeable for, our Common Stock or obtain a credit facility. There is no guarantee that we will be able to enter into agreements to obtain such financing, or if such financing is available, that the terms will be favorable to us. The issuance, conversion or exchange of equity or debt securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. Further, if we are unable to repay such debt obligations when due we would be in default under our debt documents, which could trigger severe penalties. If we are unable to raise capital on terms favorable to us when needed, our business growth strategy may slow, which could severely limit our ability to increase revenue and could have a material adverse effect on our liquidity and financial condition.

Internal controls of the CMN’s Subsidiaries may be non-existent or inadequate under US regulatory standards.

The CMN Subsidiaries comprised one business segment of their previous parent company. Due to the corporate structure of their previous parent, many of the administrative, accounting, legal and other functions requiring the establishment and enforcement of internal control systems were maintained and carried out by the parent for all of its subsidiaries’ businesses. Accordingly, CMN’s Subsidiaries may not have previously established any of their own internal controls, or if so, such controls may be inadequate under US securities law standards. The process to establish internal controls and train personnel to adhere to such controls may be time-consuming and costly.

Our new management team has limited experience operating a U.S. public company.

The members of our new management team are currently making efforts to familiarize themselves with the relevant securities laws, rules and regulations and market practice to operate a U.S. public company. The process to master relevant knowledge and skills to operate the Company may be lengthy. As a result, the disclosure controls and procedures, and internal controls over financial reporting may initially be deficient, which could result in delays in filing reports required by the Securities and Exchange Commission.

CMN has not complied with all applicable PRC labor laws.

There are certain laws, rules and regulations in the PRC governing employment matters and which, among other things, require an employer to set up and make contributions to social insurances and other public funds on behalf of its employees. CMN has advised us that it has failed to make timely contributions to certain of these social insurances and funds. As a result of CMN’s failure to make such timely contributions, PRC authorities may impose a penalty and/or, in certain instances, CMN may be required to compensate the employee for the failure to make such contributions. In addition, there are also rules and regulations in the PRC governing certain terms of the employment relationship between a company and its respective employees. Upon a review of CMN’s standard labor contract, internal rules and employee manual, our PRC counsel has advised us that CMN’s practices were not uniformly consistent with the applicable rules and regulations, which could result in CMN being obligated to pay certain amounts of compensation to the relevant employees if they so claim.

RISKS RELATED TO OUR INDUSTRY

Advertising is subject to extensive government content regulations in the PRC, which could adversely affect CMN’s business.

As a company in the business of selling television advertising airtime, CMN’s subsidiaries are subject to the regulatory requirements of the PRC. The Advertising Law is the major law in the PRC governing the conduct of advertising activities in the PRC. The Advertising Law prohibits the dissemination of false, deceptive, misleading and unfair advertising, as well as advertising that harms the public interest or is contrary to the PRC government’s social, cultural or political policy. SAIC as primary regulator of the advertising industry, has enforcement powers to impose civil penalties, consumer redress, injunctive relief and other remedies upon advertisers and other companies engaged in advertising activities. The SAIC, as well as other administrative authorities, can also impose restrictions on all advertisements within a certain sector or industry. For example, within the television industry in August 2004, the State Administration of Radio, Film and Television (“SARFT”) passed regulations forbidding certain healthcare advertisements from being aired. In addition, applicable PRC regulations require that all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals be submitted to the relevant administrative authorities for content approval prior to dissemination. There is no guarantee that in the future new regulations may prohibit or otherwise restrict the advertising of products or services in other sectors. Advertisers, advertising agencies and companies that engage in advertising activities are liable for the accuracy of the content of advertisements and they have to ensure that the advertised products, activities and services are in full compliance with applicable law.

If CMN is found to be in breach of these requirements, CMN could be subject to liability and penalties under the Advertising Law. These penalties include fines, confiscation of profits derived from such activities, orders to cease the dissemination of the advertisement and orders to publish an advertisement correcting the misleading information. If the case is very serious, the SAIC may revoke the advertising business license of the offending party. Any such enforcement action by the SAIC whether or not it is ultimately successful could distract management’s attention and have a material adverse effect on CMN’s business and financial condition or results of operations.

CMN’s business operations may be affected by legislative or regulatory changes in China.

Relevant Chinese government authorities are currently considering adopting new regulations that may influence various aspects of the advertising and media industry and we cannot predict the timing and effects of any new regulations. Because laws and regulations governing the advertising and media industry in China change frequently we also cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on our business. Changes in laws and regulations governing the content of advertising, business licensing or otherwise affecting the advertising and media industry in China may materially and adversely affect our results of operations, business or prospects.

Reductions in the amount of daily programming time offered by the television stations within CMN’s partnership network, may have a negative impact on the amount of effective advertising airtime CMN is able to sell.

In January 2004, Rule No. 17 “Provisional Administrative Rules on Broadcast of Advertisements via Radio and Television” issued by SARFT went into effect. Rule No. 17 implements more detailed regulations on the amount of advertising airtime available for television stations based on the amount of such television station’s daily programming time, and puts further restrictions on the type of advertisements that can be shown during specified hours of the day and the frequency that certain advertisements can be shown during the course of a day. CMN’s revenues are directly impacted by the effective amount of airtime available for sale by the television stations in its partnership network. Due to Rule No. 17, certain television stations’ daily hours of programming have been reduced. There can be no assurance that there will not be other rules enacted which are similar to Rule No. 17 and have the effect of further limiting advertising airtime that can be sold. Rule No. 17 and any other similar rules could have a negative impact on the amount of revenue that CMN generates.

CMN’s activities could be deemed to involve the operation of television channels which could subject it to various restrictions and penalties.

In July 2005, SARFT implemented a new rule prohibiting foreign parties from, among other things, conducting domestic channel operations. In addition, television stations are not permitted to rent their channels to foreign entities or to cooperate with foreign entities in joint ventures or cooperate projects to manage or control radio or television channels. In the event local television stations rely on, or through cooperative arrangements conduct, channel operations with foreign parties, such activities will be terminated and penalties may be imposed. SARFT will not only review underlying contracts governing such relationships, but will review daily operations in order to ensure that channel operation is being implemented by a domestic entity in lieu of a foreign one. There can be no assurance that SARFT will not review CMN’s operations or that it will render a conclusion favorable to CMN with regard to channel operations.

Outsourcing the sale of television airtime is a new and evolving business, and remains subject to potential change.

Traditionally, television stations in China have used internal sales forces to sell their advertising airtime. There is currently a trend toward outsourcing this function in an effort to improve operating efficiencies. CMN’s ability to continue to generate revenue depends upon the demand for CMN’s services by television stations. An economic downturn, or a slowdown or reversal of the tendency to rely on outsourcing could have a material adverse effect on CMN’s business, results of operations and financial condition.

The television stations CMN does business with face competition from local broadcasters and national broadcasters for audience ratings.

The television stations in CMN’s partnership network directly compete for audience ratings with approximately 25 television broadcasters and their respective channels in various regional markets in China, which include the capital cities of the Henan, Shandong, Xinjiang and Gansu provinces and in Hainan province. The television stations in CMN’s partnership network also compete with CCTV, a national broadcaster, that is the only station mandated by the government to have some of its channels carried on cable systems, resulting in its dominating market share in China. Further, the government can dictate that the best programming be allotted to CCTV television channels, which could negatively affect ratings for other television broadcasters. Although we believe that the television stations with which CMN works within the capital cities of the Henan, Shandong, Xinjiang and Gansu provinces, and in Hainan province in China carry content that generally appeals to local viewers, they do not have extensive coverage like CCTV. Reductions in audience ratings, caused by competition or other factors, could have a negative impact on the advertising revenue that CMN generates.

If CMN does not compete successfully against new and existing competitors, it may lose market share, and its profitability may be adversely affected.

CMN directly competes with other companies that sell television advertising time, including, but not limited to, other television broadcasters and certain programming companies. Recently, there has been an increase in the number of independent programming companies that sell advertising airtime on the programs that they distribute to broadcasters. Although as part of its business growth strategy, CMN may seek to partner with certain of these programming companies, there is no guarantee that these companies would be willing to enter into such arrangements with CMN on terms acceptable to them, if at all, and if they choose not to partner with CMN they may remain as CMN’s competitors.

CMN also may face competition in the future from new entrants in this sector of the advertising industry. Increased competition could reduce CMN’s operating margins and profitability and result in a loss of market share. Some of CMN’s competitors may have significantly greater financial, marketing or other resources than does CMN. Moreover, increased competition would provide advertisers with a wider range of advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits.

RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA

Currently, all of CMN’s subsidiaries’ assets are located in China and all of its revenue is derived from operations in China and is denominated in Renminbi. Accordingly, the financial condition and results of operations are subject to a significant degree to economic, political and legal developments in China.

Political and economic policies of the PRC government could affect our business.

The economy of China differs from the economies of most developed countries belonging to the Organization for Economic Cooperation and Development in a number of respects, including:

•	structure;

•	level of governmental involvement;

•	level of development;

•	level of capital reinvestment;

•	control of capital reinvestment;

•	control of foreign exchange; and

•	allocation of resources.

Before its adoption of reform and open-door policies beginning in 1978, China was primarily a planned economy. Since that time, the PRC government has been reforming China’s economic system and in recent years has also begun reforming the government structure. These reforms have resulted in significant economic growth and social progress. Although the PRC government still owns a significant portion of the productive assets in the PRC, economic reform policies since the late 1970’s have emphasized autonomy of enterprises and the utilization of market mechanisms. Although we believe that these reforms will have a positive effect on CMN’s overall and long-term development, we cannot predict whether certain changes to China’s political, economic and social conditions, laws, regulations and policies will have any material adverse effect on current or future business, financial condition or results of operations.

Deterioration of China’s political relations with the United States, Europe or other Asian nations could make Chinese businesses less attractive as investments to Western investors.

The relationship between the United States and the China is subject to sudden fluctuation and periodic tension. Changes in political conditions in China and changes in the state of foreign relations are difficult to predict and could adversely affect our operations or cause potential target businesses or services to become less attractive. This could lead to a decline in our profitability. Any weakening of relations between the United States, Europe or other Asian nations and China could have a material adverse effect on CMN’s operations.

Restrictions on foreign currency exchange may limit our ability to obtain foreign currency or to utilize our revenues effectively.

Currently, the Renminbi is not a freely convertible currency. As CMN receives substantially all of its revenues in Renminbi, restrictions on foreign currency exchange may affect us because a portion of CMN’s Renminbi revenues may need to be converted primarily into US dollars to meet foreign currency obligations, including payment of any dividends.

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under the Rules, we may undertake current account foreign exchange transactions without prior approval from SAFE. Current account transactions refer to international revenue and expenditures that occur on a current basis, such as trade and service related foreign exchange transactions, and the declaration and payment of dividends. Foreign exchange for current account transactions can be obtained by procuring commercial documents evidencing such transactions, provided that the transactions must be processed through PRC banks licensed to engage in foreign exchange.

For foreign exchange capital account transactions, however, prior approval of the SAFE must be obtained. Capital account transactions refer to international revenue and expenditures resulting in increases or reductions in debt and equity, such as direct investment, various types of loans and investments in securities.

We cannot assure you that sufficient amounts of foreign currency will always be available to enable us to meet our foreign currency obligations, whether to pay foreign currency denominated indebtedness, or to remit revenues out of the PRC. Also, the CMN Subsidiaries may not be able to obtain sufficient foreign currency to pay dividends to us or to satisfy their foreign exchange requirements. Since foreign exchange transactions under the capital account are still subject to limitations and require approval from the SAFE, this could affect our ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us to our subsidiaries. These limitations on the free flow of funds between us and the CMN Subsidiaries may restrict our ability to act in response to changing market conditions. We also cannot assure you that the PRC governmental authorities will not impose further restrictions on the convertibility of Renminbi.

The ability of the CMN Subsidiaries to make dividend payments to us may be restricted by or limited by certain laws and regulations.

The CMN Subsidiaries are required, where applicable, to allocate a portion of their net profit to certain funds before distributing dividends, including at least 10% of their net profit to certain reserve funds until the balance of such fund has reached 50% of their registered capital, and an additional 5% to 10% of their net profits to a statutory common welfare fund. These reserves can only be used for specific purposes and are not distributable as dividends. The net profit available for distribution from the CMN Subsidiaries is determined in accordance with generally accepted accounting principles in China, which may materially differ from a determination performed in accordance with U.S. GAAP. As a result, we may not receive sufficient distributions or other payments from these entities to enable us to make dividend distributions to our shareholders in the future, even if our U.S. GAAP financial statements indicate that our operations have been profitable.

Fluctuations in the value of the Chinese Renminbi relative to foreign currencies could affect CMN’s financial condition, results of operations and the price of our Common Stock.

CMN’s revenue, and a majority of CMN’s other costs of non-United States operations are denominated in Chinese Renminbi. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The Chinese government recently announced that it is pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar. As our operations are only in China, any significant revaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for CMN’s operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert CMN’s Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced.

The legal system in China has inherent uncertainties that may limit the legal protections available to you as an investor or to us in the event of any claims or disputes with third parties.

The legal system in China is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. As China’s foreign investment laws and regulations are relatively new and the legal system is still evolving, the interpretation of many laws, regulations and rules is not always uniform and enforcement of many laws, regulations and rules involve uncertainties, which may limit the remedies available in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

CMN may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content of the advertisements aired on the television stations within its partnership network.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as CMN’s, to ensure that the content of the advertisements aired on the television stations with which it works are fair and accurate and are in full compliance with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for advertising business operations. CMN is obligated under PRC laws and regulations to monitor the advertising content that is shown on the television stations within its partnership network for compliance with applicable law. CMN endeavors to comply, and encourages its advertising clients to comply, with the laws and regulations on content. However, we cannot assure you that each advertisement an advertising agency or client provides to CMN which a television station airs is in compliance with relevant PRC advertising laws and regulations. Moreover, civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature of the information displayed on the television channels that are part of CMN’s television station partnership network.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management.

Upon the closing of the Transaction, almost all of our operations and assets will be located in China. In addition, most of our executive officers will be non-U.S. residents and many of the assets of these persons are located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon these executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of court judgments. As a result, recognition and enforcement in China, or elsewhere outside of the United States of judgments of a court of the United States or any other jurisdiction, including judgments against us or our directors and executive officers, may be difficult or impossible.

Upon the expiration of the tax exemption period for certain of CMN’s Subsidiaries in China, they will be subject to a 33% enterprise income tax rate which could have a negative effect on CMN’s net income.

PRC entities are subject to PRC enterprise income tax on their taxable income. Generally, this tax is assessed at the rate of 33%. The PRC state tax bureau is authorized to grant an exemption from enterprise income tax of up to two years to newly established domestic companies engaged in technology services and in the information industry, which includes advertising services. While some of the CMN Subsidiaries have qualified for tax exemptions in the years 2003 and 2004, currently, among all of the CMN Subsidiaries, only Urumqi China Media Network Communications Co. Ltd. (“URMQ CMN”) is within the exemption period. The tax exemption period for URMQ CMN expires at the end of 2005. Upon expiration of the tax exemption period, the taxes assessed could have a negative impact on CMN’s net income. Further, there is no guarantee that the effective enterprise income tax rate will not be higher in the future.

RISKS RELATED TO OUR COMMON STOCK

There has not been significant trading in our Common Stock.

Our Common Stock is quoted on the Over the Counter Bulletin Board. There is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	announcements that our revenue or income are below analysts’ expectations, or general economic slowdowns;

•	changes in market valuations of similar companies;

•	sales of large blocks of our Common Stock;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; or

•	fluctuations in stock market prices and volumes.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K/A contains forward-looking statements that are based on CMN’s current expectations, assumptions, estimates and projections about CMN and its industry. All statements other than statements of historical fact in this Current Report on Form 8-K/A are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “may”, “will”, “expect”, “anticipate’, “estimate”, “plan”, “believe”, “is/are likely to” or other similar expressions. The forward-looking statements included in this Current Report on Form 8-K/A relate to, among others:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our plans to expand CMN’s advertising network into new cities and regions;

•	competition in the PRC advertising industry;

•	the expected growth in the urban population, consumer spending, average income levels and advertising spending levels; and

•	PRC governmental policies and regulations relating to the advertising industry and regulations and policies promulgated by the State Administration of Foreign Exchange.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Our actual results could be materially different from or worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and other sections of this Current Report on Form 8-K/A.

This Current Report on Form 8-K/A also contains data relating to the advertising industry that includes projections based on a number of assumptions. The advertising market may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our Common Stock. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this Current Report on form 8-K relate only to events or information as of the date on which the statements are made in this Current Report on Form 8-K/A. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

THE PROPOSED TRANSACTIONS

Sale and Purchase Agreement between the Company and 8 Holdings LLC

On April 7, 2005, we entered into a Sale and Purchase Agreement with 8 Holdings LLC (“S&P Agreement”). Pursuant to the terms of the S&P Agreement, we agreed to sell to 8 Holdings shares of our Common Stock reflecting a controlling interest in our company. As a condition to the closing of the S&P Agreement and as consideration for the purchase of the shares, 8 Holdings committed to assist us in completing a financing in the amount of at least $10,000,000 (net of a required payment of $3.785 million to the CMN Shareholder pursuant to the terms of the CMN Agreement) and consummating the acquisition of CMN. 8 Holdings has also agreed to satisfy all of our liabilities outstanding as of the closing, in an amount not to exceed $65,000. The closing of the transactions contemplated by the S&P Agreement is expected to occur immediately after or concurrently with the closing of the acquisition of CMN discussed below. On April 14, 2005, we filed a Current Report on Form 8-K reporting the S&P Agreement. A copy of the S&P Agreement was filed in a Quarterly Report on Form 10-QSB filed by us with the Securities and Exchange Commission on August 17, 2005.

Mark L. Baum, our current sole director and officer, has agreed to resign and to appoint Clive Ng and Harlan Kleiman to our Board of Directors as of the closing. Mr. Baum has also agreed to execute a “No Sale and Lock-Up Agreement” prohibiting him from disposing of the 465,241 shares of Common Stock he owns for a period of one year from the closing of the acquisition of CMN. We will also pay, out of the gross proceeds of the Financing, $90,000 to Mr. Baum, currently owed to him under a certain Promissory Note.

At the closing of the S&P Agreement, we will enter into a consulting agreement with Mr. Baum’s company, JMAX Corporation. JMAX will be retained as a consultant to provide advice concerning management, marketing, strategic planning and other matters in connection with the operation of a public reporting company. The consulting agreement is for a term of one year from the date of the closing. We will pay JMAX a consulting fee of $160,000.

Sale and Purchase Agreement between the Company, 8 Holdings, CMN, Hong Kong Huicong International Group Limited and certain members of CMN Management

On May 12, 2005, the Company entered into the CMN Agreement, which was subsequently superseded by an amended CMN Agreement, dated May 27, 2005. Pursuant to the terms of the Transaction, as contemplated in the CMN Agreement, we shall acquire all of the issued and outstanding shares of stock of CMN in exchange for the issuance of shares of Common Stock to the CMN Shareholder representing 28.68% of our issued and outstanding Common Stock and a cash payment in the amount of $3,785,000. Upon the completion of the Transaction, CMN will become our wholly-owned subsidiary.

The consummation of the Transaction will be subject to satisfaction of certain closing conditions, including among other things:

•	CMN’s completion of the restructuring of its television advertising businesses, as more fully described in detail in the section below entitled “The Restructuring Transactions”;

•	Our completion and reasonable satisfaction with the legal and financial due diligence of CMN and its subsidiaries;

•	A cash balance in our bank account of at least $10 million as of the closing of the Transaction after payment of the $3,785,000 cash portion of the consideration to the CMN Shareholder;

•
We shall enter into a loan agreement for a term of five years pursuant to which we will repay, RMB 30 million (approximately $3,600,000), currently owed by the CMN Subsidiaries to the CMN Shareholder; and

•	CMN Management entering into employment agreements with us.

The CMN Agreement provides for payment of a termination fee in the amount of $500,000 if we or the CMN Shareholder breach certain provisions resulting in a termination of the CMN Agreement. Also, upon the closing of the Transaction, there will be a change in the majority of our Board of Directors and in our management team. Mark L. Baum shall resign as Chief Executive Officer and sole director pursuant to the terms of the S&P Agreement and shall appoint Clive Ng and Harlan Kleiman as members of our Board of Directors. We anticipate having five members on our Board of Directors upon the closing of the Transaction, which would include Messrs. Clive Ng, Harlan Kleiman, Wu Xian, Bruce Maggin and John Notter.

At closing, we will execute a Voting Agreement with 8 Holdings, and the CMN Shareholder, which provides for the designation and voting by 8 Holdings and the CMN Shareholder of persons to serve on our Board of Directors. Pursuant to the Voting Agreement, during the two year period commencing on the date of the closing of the Transaction, 8 Holdings and the CMN Shareholder will be permitted to designate 4 and 1 person, respectively, for nomination at each annual meeting of our stockholders, and will be required to vote their shares of Common Stock for all such nominees.

Corporate Structure

Beijing China Media Network Advertising Co., Ltd. (“CMN Ad”) originally commenced business operations in June 2000 as a television advertising subsidiary of HC International, Inc., a listed company on the Growth Enterprises Market (GEM) in Hong Kong, by entering into a management agreement with ZZTV. It was formed as a separate entity in April 2004. A number of subsidiaries which engaged in the TV advertising businesses in Jinan, Urumqi, Lanzhou, Sanya and Hainan were subsequently established.

Among all the television advertising subsidiaries under CMN Ad, Zhengzhou China Media Network Advertising Communications Co., Ltd (“ZZ CMN”) commenced operations in June 2000 to carry out the advertising business in Zhengzhou. It was formed as a separate entity in March 2003. By paying a fixed fee to ZZTV station under a management agreement, ZZ CMN arranged for customers to place advertisements during allocated time slots in between programs for two of the channels operated by the television station. The business of Jinan China Media Network Communications Co., Ltd. (“JN CMN”) commenced in January 2002 to carry out the advertising business for two of the channels operated by JNTV station. It was formed as a separate entity in January 2003. Urumqi China Media Network Communications Co., Ltd. (“URMQ CMN”) was incorporated in April 2003 after entering into an advertising sales agreement with UTV station in January 2003. This company is currently owned 76% by CMN Ad and 24% by Mr. Li Guangyu, a minority investor. Lanzhou China Media Advertising Communications Co., Ltd. (“LZ CM”) is an advertising business company formed by CMN Ad and the Lanzhou TV station in February 2004. CMN Ad owns 51% of LZ CM and Lanzhou TV station owns the remaining 49%. Lanzhou China Media Network Advertising Communications Co., Ltd. (“LZ CMN”) was incorporated in April 2003. CMN Ad will own a 76% equity stake in this company upon the completion of the Restructuring and Mr. Li Guangyu, a minority investor, will own the remaining 24%. CMN Ad formed the Beijing China Media Network Advertising Co., Ltd. Sanya Branch (“Sanya Branch”) in May 2005. CMN Ad owns 100% of the Sanya Branch. Hainan Dian Guang China Media Network Communications Co., Ltd. (“HM CMN”) was formed in July 2005. CMN Ad owns 50% of this entity and Hainan Dian Guang Media Investments Holding Co., Ltd. owns the remaining 50%.

HC International, Inc. commenced its Restructuring activities in May 2005. Upon completion of the Restructuring, CMN Info will become the holding company of all the PRC domestic television advertising businesses.

According to the Company Law of the PRC, if a company, other than an investment company or holding company as specified by the State Council of the PRC, invests in other limited liability companies or companies limited by shares, the aggregate amount of such investments may not exceed 50% of the investing company’s net assets. As the original registered share capital of CMN Info was RMB 1.0 million ($120,802), the registered share capital of CMN Info was subsequently increased to RMB 20.0 million ($2.4 million) in order to avoid breaching such regulation after the completion of the Restructuring.

The RMB 19.0 million ($2.3 million) increase in the registered capital of CMN Info was satisfied by way of a cash injection, which was funded by the CMN Shareholder and Beijing Hehui, a company controlled by the CMN Management, in accordance with their respective shareholdings prior to the closing of the Transaction. Such cash injection will be reimbursed by us within 20 days after the closing of the Transaction.

The Restructuring Transaction

Prior to the closing of the Transaction, CMN will engage in the Restructuring to change the corporate organization of its PRC subsidiaries engaged in the television advertising business. Upon completion of the Restructuring and the closing of the Transaction, CMN will own 98% (which it will have acquired from Beijing Huicong International Information Co., Ltd. (“Beijing HC International”), a PRC subsidiary of HC International, Inc.) of CMN Info, which will own 95% of Beijing China Media Network Dian Guan Ke Ji Co. Ltd. (“CMN DG”), a domestic PRC company, which will own 80% of CMN Ad, which in turn will hold majority stakes in all television advertising subsidiaries, including ZZ CMN, JN CMN, URMQ CMN, LZ CM and LZ CMN. CMN Ad wholly owns Sanya Branch and owns a fifty percent interest in HM CMN. HC International, Inc. is in the process of converting CMN Info into a Sino-Foreign equity joint venture and has submitted an application to the relevant PRC authorities. The two percent minority interest in CMN Info will be owned by Beijing Hehui, a company which is owned by CMN Management, and the five percent and 20% minority interests in CMN DG and CMN Ad, respectively, will be owned directly by Wu Xian and CMN Management, respectively. Beijing HC International will cease to hold any direct or indirect interest in CMN Info after completion of the Restructuring. A more detailed discussion of the Restructuring process is located in the “Corporate Structure” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 38 of this Current Report on Form 8-K/A.

CMN entered into an Agreement on the Provision of Consulting Services (the “Consulting Agreement”) with each of Beijing Hehui, Wu Xian, and CMN Management (the “Affiliated Shareholders”) to be effective concurrent with the closing of the Transaction. The Consulting Agreement provides that CMN shall render services to the Affiliated Shareholders with respect to investing in, and the management in the advertising industry, including the operation and management of the design, production, release and agency of advertisements. The Affiliated Shareholders have each agreed to guarantee payment of services fees to CMN under the Consulting Agreement by granting to CMN in separate Proxy and Cooperation Agreements (the “Proxy Agreements”), their respective rights and interests in and to their pro rata portion of dividends distributable to them as minority shareholders of CMN Info, CMN DG and CMN Ad, as applicable. They will also grant to CMN a proxy to exercise their voting rights with respect to these entities, as applicable. The Proxy Agreements will be effective concurrent with the closing of the Transaction.

Through the Proxy Arrangements, CMN obtains all of the economic benefits of the CMN Subsidiaries and exercises complete control over the CMN Subsidiaries.

Set forth below is the organizational structure of the CMN Subsidiaries as of the completion of the Restructuring and the closing of the Transaction.

Metaphor Corporation
Offshore Entities
100%
PRC Entities
China Media Network International, Inc. ("CMN")
98%
Beijing China Media Network Information Technology Co., Ltd. ("CMN Info")
Beijing Hehui Chuang Shi Advertising Co., Ltd. ("Beijing Hehui")
2% (1)
95%
Wu Xian
5% (2)
Beijing China Media Network Dian Guang Ke Ji Co., Ltd. ("CMN DG")
80%
CMN Management
20% (3)
Beijing China Media Network Advertising Co., Ltd. ("CMN Ad")
80%
Zhengzhou China Media Network Advertising Communications Co., Ltd. ("ZZ CMN")
20%
80%
Jinan China Media Network Communications Co., Ltd. ("JN CMN")
20%
76%
Urumqi China Media Network Communications Co., Ltd. ("URMQ CMN")
24%
Mr. Li Guangyu (4)
51%
Lanzhou China Media Advertising Communications Co., Ltd. ("LZ CM")
49%
Lanzhou TV Station
76%
Lanzhou China Media Network Advertising Communications Co., Ltd. ("LZ CMN")
24%
Mr. Li Guangyu (4)
100%
Beijing China Media Network Advertising Co. Ltd., Sanya Branch ("Sanya Branch")
50%
Hainan Dian Guang China Media Network Communications Co., Ltd. ("HM CMN")
50%
Hainan Dian Guang Media Investments Holding Co., Ltd. (owned by Hainan television station)

____________________________
(1) Pursuant to the terms of the Consulting Agreement and the Proxy Agreement, Beijing Hehui has granted to CMN (i) the right to collect all dividends distributable to Beijing Hehui from CMN Info and (ii) a proxy to vote its shares in CMN Info.

(2) Pursuant to the terms of the Consulting Agreement and Proxy Agreement, Wu Xian has granted to CMN (i) the right to collect all dividends distributable to Wu Xian from CMN DG and (ii) a proxy to vote its shares in the CMN DG.

(3) Pursuant to the terms of the Consulting Agreement and Proxy Agreement, CMN Management has granted to CMN (i) the right to collect all dividends distributable to CMN Management from CMN Ad and (ii) a proxy to vote its shares in CMN Ad.

(4) Mr. Li Guangyu, a PRC resident, is a minority investor of URMQ CMN and LZ CMN.

The Contemplated Financing

Pursuant to the terms of the CMN Agreement, we are required to have at least $10 million in cash in our bank account (net of a required payment of $3.785 million to the CMN Shareholder pursuant to the CMN Agreement) on or prior to closing of the Transaction. In connection with the Financing, we will seek to raise at least $20 million through the sale of shares of our Common Stock and may issue warrants to purchase shares of our Common Stock.

We anticipate that our equity structure upon the closing of the Financing and the Transaction will be as follows, not inclusive of the warrants that may be issued in connection with the Financing:

Stockholder	Number of Shares	Percentage Ownership
The CMN Shareholder	4,000,000	20.00%
Current Metaphor Shareholders	509,705	2.55%
8 Holdings and New Investors (1)	13,574,295	67.87%
CMN Management (2)	1,736,000	8.68%
August Financing Investors	180,000	0.90%
Total	20,000,000	100.00%
___________________
(1) The allocation of the shares of Common Stock and percentage ownership interests designated “8 Holdings and New Investors” will depend upon the final terms of the Financing.
(2) Pursuant to the terms of the CMN Agreement, the CMN Shareholder has agreed to transfer such shares to CMN Management at such time after the closing of the Transaction as it deems desirable and appropriate, but no later than December 31, 2006.

As of March 31, 2005, CMN had a cash balance of approximately $1.33 million. Since that time, CMN has received cash from the following sources:

•	$2.3 million in registered capital from the CMN Shareholder and Beijing Hehui, an entity controlled by CMN Management.
•	$450,000 raised by the Company in connection with the August Financing.
•	$362,472 received from 8 Holdings in May 2005 in connection with a loan.
•	$362,472 received from the CMN Shareholder in May 2005 in connection with a loan.
•	$304,298 received from the CMN Shareholder in July 2005 in connection with a loan.

In addition, it is contemplated that CMN will raise $20 million gross proceeds in the Financing. We estimate that the following will be paid upon consummation of the Financing and the proposed Transaction:

•	$2.0 million estimated fees and expenses to investment bankers, lawyers and accountants for services related to the Financing and the Restructuring.[1]
•	$3.785 million to the CMN Shareholder pursuant to the terms of the CMN Agreement.
•	$2.3 million to the CMN Shareholder and Beijing Hehui for the registered capital.
•	$362,472 to 8 Holdings for the May 2005 loan.
•	$362,472 to the CMN Shareholder for the May 2005 loan.
•	$90,000 to Mark Baum for a certain promissory note.
•	$304,298 to the CMN Shareholder for the July 2005 loan.

CMN’s cash balance will also be affected by the results of operations since March 31, 2005. As of March 31, 2005, CMN had no long-term obligations except for the commitments as discussed in the "Contractual Obligations" section under "Management Discussion and Analysis of Financial Condition and Results of Operations".

It is contemplated that CMN will have the following additional long-term liabilities as a result of Restructuring:

•	$3.62 million loan outstanding with the CMN Shareholder to be repaid over five years.
•	$500,000 to BOCI Limited representing an on-going management fee, payable quarterly, commencing on the closing of the Transaction.[2]

___________________

1 Includes $300,000 to be paid to BOCI Limited upon consummation of the Transaction, as described in footnote 2 below.

2 BOCI International Holdings Limited (“BOCI Limited”) was retained as a consultant in January 2005 by 8 Holdings to assist in connection with the Transaction for an initial term equal to the lesser of 8 months or until the completion of the Transaction and then for an additional twelve-month period following consummation of the Transaction (“Additional One-Year Term”). Pursuant to such agreement, in addition to providing consulting services in connection with the Transaction, BOCI Limited has agreed to consult with respect to operating activities of CMN, development of CMN’s business plan, budget and strategies and CMN’s general business affairs, including contractual arrangements with television stations and the retention of executive management. BOCI Limited was paid $100,000 by 8 Holdings upon entering the agreement and will be paid an additional $300,000 by CMN upon consummation of the Transaction. Following the consummation of the Transaction, BOCI Limited shall receive a fee of $500,000, payable quarterly by CMN for services rendered to CMN during the one year period following the consummation of the Transaction. Upon the expiration of the Additional One-Year Term, the agreement automatically extends for an additional twelve-month term, on such terms and conditions as may be agreed to at such time.

FINANCIAL HIGHLIGHTS

The following is a summary of the historical combined financial information of CMN and its subsidiaries. The combined income statement summary for the years ended December 31, 2003 and 2004, and the combined balance sheet data presented below as of December 31, 2003 and 2004 are derived from the audited combined financial statements and related notes thereto of CMN prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and have been audited by BDO McCabe Lo & Company. The combined income statement summary for the three months ended March 31, 2004 and 2005, and the combined balance sheet as of March 31, 2005, are derived from our unaudited combined financial statements and related notes thereto which have been prepared in accordance with U.S. GAAP. CMN has prepared the unaudited combined financial statements on the same basis as the audited combined financial statements, and has included, in its opinion, all adjustments, consisting only of normal and recurring adjustments that it considers necessary for a fair presentation of the financial information set forth in those statements. CMN’s historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period. The following does not include our results of operations or financial position, as the proposed parent company of CMN. We will have had little or no operations prior to the consummation of the Transaction with CMN.

EXCHANGE RATE INFORMATION

Our operating businesses are currently conducted in China and all of our revenues and expenses are denominated in Renminbi. The conversion of Renminbi into U.S. dollars in this Current Report on Form 8-K/A is based on the translations of Renminbi at $1.00 to RMB 8.27, which was the prevailing rate for all periods presented. In July 2005, the Chinese government announced that the Renminbi will be re-pegged against a number of currencies, rather than just the U.S. dollar. Since then, the exchange rate of Renminbi to U.S. dollar approximates RMB 8.11 = US$ 1.00. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, this rate or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

For the purposes of this Current Report on Form 8-K/A, “$” refers to the United States Dollar and “RMB” refers to the Chinese Renminbi.

COMBINED INCOME STATEMENT SUMMARY
(Dollars in thousands)

	Year ended December 31,		Three Months Ended March 31,
	2003	2004	2004	2005
	USD (audited)	USD (audited)	USD (unaudited)	USD (unaudited)
Revenue	$15,802	$18,858	$4,250	$4,047
Cost of Revenue	(12,392)	(15,413)	(3,763)	(4,430)
Gross Profit	3,410	3,445	487	(383)
Selling, General and Administrative Expenses	(1,660)	(2,450)	(643)	(718)
Profit (Loss) from Operations	1,750	995	(156)	(1,101)
Other Income
Interest Income	1	5	1	2

Income (Loss) Before Income Taxes and Minority Interests	1,751	1,000	(155)	(1,099)
Income Tax Benefit	86	31	89	36
Income (Loss) Before Minority Interests	1,837	1,031	(66)	(1,063)
Minority Interests	-	39	79	6
Net Income (Loss)	$1,837	$1,070	$13	$(1,057)

COMBINED BALANCE SHEET SUMMARY
(Dollars in thousands)

	2003	2004	As of March 31, 2005
	USD (audited)	USD (audited)	USD (unaudited)
Cash and Cash Equivalents	$902	$1,401	$1,332
Other Current Assets	5,170	7,419	5,926
Total Current Assets	6,072	8,820	7,258
Property and Equipment, Net	54	514	554
Amounts Due From Affiliates	227	491	491
Other Assets - Deferred Tax Assets	87	122	222
Total Assets	6,440	9,947	8,525
Total Current Liabilities	3,417	5,008	4,641
Non-Current Liabilities - Deferred Tax Liabilities	-	3	3
Minority Interests	43	63	57
Total Shareholders’ Equity	2,980	4,873	3,824
Total Liabilities and Shareholders' Equity	$6,440	$9,947	$8,525

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our combined financial statements and the related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. For additional information regarding these risks and uncertainties, see “Risk Factors”.

Overview of Preparation of Financial Statements

We are in the process of completing the acquisition of CMN from the CMN Shareholder, a subsidiary of HC International, Inc., a company listed on the GEM. As of December 31, 2004, CMN operated a nationwide advertising partnership network of 13 channels at 4 city television stations in China. The combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. In addition, the combined financial statements and the financial data included in this Current Report on Form 8-K/A reflect the operations of the CMN business comprising the CMN Subsidiaries and their predecessors and have been prepared on the basis of the interests of HC International, Inc. and CMN Management combined.  The preparation of these combined financial statements includes the use of “carve out” procedures wherein certain assets, liabilities, and expenses historically recorded or incurred at HC International, Inc., which were related to the CMN business, have been identified and allocated an appropriate portion to present the financial position, operating results and cash flows of CMN for the years / periods presented. Further, the combined financial statements for the three months ended March 31, 2004 and 2005 reflect all adjustments which are, in the opinion of HC International, Inc.’s management, necessary to a fair statement of the results for the interim periods presented. For details of Basis of Presentation, please refer to Note 2 of the Notes to Combined Financial Statements contained in this Current Report on Form 8-K/A.

Company Overview

CMN is a pioneer in building a nationwide television broadcast advertising network in China by establishing commercial relationships with city and provincial television stations. CMN commenced its business in June 2000 by making contractual arrangements with ZZTV, through which it obtained exclusive advertising airtime by paying the television station an annual fixed fee. By expanding its operations to Jinan, Urmuqi and Lanzhou, CMN has successfully built up a partnership network of four city television stations, which consisted of 13 channels affiliated with such television stations by December 31 2004. CMN further expanded its presence by entering into exclusive contractual agreements with Sanya television station and Hainan television station in April and June 2005, respectively. As of July 31, 2005, CMN had established a television station partnership network that covers six provincial and city television stations, consisting of 16 affiliated television channels.

CMN classifies its six exclusive long-term agreements with television stations into two categories: the contractual model and the joint venture model. Under the contractual model, CMN enters into exclusive long-term agreements with television stations and pays fixed fees in exchange for the rights to the advertising airtime for selected channels broadcast by the television stations. Under the joint venture model, CMN forms joint venture companies with local television stations. The joint venture companies will enter into exclusive long-term agreements with television stations and pay fixed fees in exchange for the rights to the advertising airtime for selected channels broadcast by the television stations. The agreements of the joint venture companies generally have longer terms. CMN is party to the following agreements and participations:

•
In June 2000, CMN entered into a two-year exclusive contractual agreement with ZZTV, to sell advertising time on ZZTV’s news and Shangdu (business/metropolitan) channels. This agreement was subsequently amended several times to extend the term. In the most recent December 2004 amendment, CMN extended this agreement on amended terms through December 2007.

•
In January 2002, CMN entered into a four-year exclusive contractual agreement with JNTV to sell advertising time on JNTV’s news and metropolitan channels. The agreement expires in December 2005. CMN is currently re-negotiating this contract with JNTV.

•
In December 2002, CMN entered into a six-year exclusive contractual agreement with UTV, to sell advertising time on all six channels operated by UTV. In November 2004, the agreement with UTV was extended to December 2012.

•	In April 2003, CMN entered into a five-year exclusive contractual agreement with LTV, to sell advertising time on LTV’s public channel. This agreement expires in December 2008.

•
In January 2004, CMN entered into a 15-year exclusive joint venture agreement with LTV to sell advertising time on LTV’s entertainment and sports channel, and its general news channel. This agreement was subsequently replaced by a new agreement with a separate company that CMN formed in March 2004 with LTV. The agreement expires in December 2018.

•
In April 2005, CMN entered into a 10-year exclusive contractual agreement with STV to sell advertising time on STV’s news channel, and travel and lifestyle channel. This agreement expires in April 2015.

•
In June 2005, CMN entered into a 10-year exclusive joint venture agreement with HTV to sell advertising time on HTV’s public channel. This agreement was subsequently replaced by a new agreement with a separate company that CMN formed with HTV. This agreement expires in June 2015. However, the agreement may be extended for an additional twenty-year term, provided that CMN does not breach any of its obligations under the agreement.

In 2004, CMN generated $18.86 million from sales of advertising airtime on 13 channels throughout China.

The key long-term growth drivers for CMN are the expansion of its television advertising network, the growth of the television advertising market in China and the terms of the exclusive contractual agreements CMN enters into with television stations. The growth of the television advertising market is, in general, correlated to the economic growth of China, i.e., the growth in the Gross Domestic Product (GDP), the demographic makeup of those television advertising markets in which CMN operates and the increase in business activities.

The major costs of CMN’s business consist of the annual charges paid to the television stations, contribution to program purchase of the television stations, agency fees to external advertising agencies, and costs to obtain ratings data.

CMN’s primary operating expenses consist of commissions on advertising revenue, employee compensation and related benefits, and other overhead costs. A large percentage of the costs involved in the operation of CMN’s advertising businesses remain relatively fixed.

The inflationary trend in China has been relatively stable in recent years. According to the National Bureau of Statistics of China, the change in Consumer Price Index (CPI) in China was (0.8%), 1.2% and 3.9% in 2002, 2003 and 2004, respectively. We do not believe that current inflationary trends will have a material effect upon CMN’s business, although future inflationary trends cannot be predicted.

Corporate Structure

CMN Ad originally commenced business operations in June 2000 as a television advertising subsidiary of HC International, Inc., a listed company on the GEM in Hong Kong, by entering into a management agreement with Zhengzhou television station. It was formed as a separate entity in April 2004. A number of subsidiaries which engaged in the TV advertising businesses in Jinan, Urumqi and Lanzhou were subsequently established.

Among all the television advertising subsidiaries under CMN Ad, ZZ CMN commenced operations in June 2000 to carry out the advertising business in Zhengzhou. It was formed as a separate entity in March 2003. By paying a fixed fee to ZZTV station under a management agreement, ZZ CMN arranged for customers to place advertisements during allocated time slots in between programs for two of the channels operated by the television station. The business of JN CMN commenced in January 2002 to carry out the advertising business for two of the channels operated by JNTV station. It was formed as a separate entity in January 2003. URMQ CMN was incorporated in April 2003 after entering into an advertising sales agreement with UTV station in January 2003. This company is currently owned 76% by CMN Ad and 24% by Mr. Li Guangyu, a minority investor. LZ CM was an advertising business company formed by CMN Ad and Lanzhou TV station in February 2004. CMN Ad owns 51% of LZ CM and the Lanzhou TV station owns the remaining 49%. LZ CMN was incorporated in April 2003. CMN Ad will own a 76% equity stake in this company upon the completion of the Restructuring and Mr. Li Guangyu, a minority investor, will own the remaining 24%. CMN Ad formed the Sanya Branch in May 2005. CMN Ad owns 100% of the Sanya Branch. HM CMN was formed in July 2005. CMN Ad owns 50% of such entity and Hainan Dian Guang Media Investments Holding Co., Ltd. owns the remaining 50%.

HC International, Inc. commenced its Restructuring activities in May 2005. Upon completion of the Restructuring, CMN Info will become the holding company of all the PRC domestic television advertising businesses.

According to the Company Law of the PRC, if a company, other than an investment company or holding company as specified by the State Council of the PRC, invests in other limited liability companies or companies limited by shares, the aggregate amount of such investments may not exceed 50% of the investing company’s net assets. As the original registered share capital of CMN Info was RMB 1.0 million ($120,802), the registered share capital of CMN Info was subsequently increased to RMB 20.0 million ($2.4 million) in order to avoid breaching such regulation after the completion of the Restructuring.

The RMB 19.0 million ($2.3 million) increase in the registered capital of CMN Info was satisfied by way of a cash injection, which was funded by HC International, Inc. and Beijing Hehui in accordance with their respective shareholdings prior to the closing of the Transaction. Such cash injection will be reimbursed by us within 20 days after the closing of the Transaction.

Prior to the closing of the Transaction, CMN will engage in the Restructuring to change the corporate organization of its PRC subsidiaries engaged in the television advertising business. Upon completion of the Restructuring and the closing of the Transaction, CMN will own 98% (which it will have acquired from Beijing HC International, a PRC subsidiary of HC International, Inc.) of CMN Info, which will own 95% of CMN DG, a Domestic PRC Company, which will own 80% of CMN Ad, which in turn will hold majority stakes in all television advertising subsidiaries, including ZZ CMN, JN CMN, URMQ CMN, LZ CM and LZ CMN. CMN Ad wholly owns Sanya Branch and owns a fifty percent interest in HM CMN. HC International, Inc. is in the process of converting CMN Info into a Sino-Foreign equity joint venture and has submitted an application to the relevant PRC authorities. The two percent minority interest in CMN Info will be owned by Beijing Hehui, a company which is owned by CMN Management, and the five percent and 20% minority interests in the CMN DG and CMN Ad, respectively, will be owned directly by Wu Xian and CMN Management, respectively. Beijing HC International will cease to hold any direct or indirect interest in CMN Info after completion of the Restructuring.

Source of Revenues

In 2003 and 2004 and for the three months ended March 31, 2005, CMN had total revenues of $15.80 million, $18.86 million and $4.05 million, respectively. CMN’s revenues are solely generated from the sale of advertising airtime at each television station for which it has exclusive rights to the advertising airtime to unrelated third parties and to certain parties that are related to HC International. CMN’s advertising revenues are recorded net of any sales discounts from its standard advertising rate cards that it may provide to its advertising clients. These discounts include volume discounts and other customary incentives offered to its advertising clients, including additional broadcast time for their advertisements if CMN has unused time slots available. CMN’s advertising clients include advertisers that directly engage in placing advertisements and advertising agencies retained by some advertisers to place advertisements on the advertiser’s behalf. We expect that CMN’s advertising service revenue will continue to be the primary source, and constitute the substantial majority of, revenues for the foreseeable future.

The total amount of advertising airtime sold has grown with the increase in the number of television channels within CMN’s partnership network. CMN markets and sells this airtime through local and national sales forces. CMN’s local sales forces are located at the television stations being represented and the national sales teams are based in major cities, including Beijing and Shanghai. One of CMN’s goals has been to increase the proportion of airtime sold by television stations to major advertising agencies, as these agencies command larger market share and have a wide range of client contacts and larger clients.

Another potential source of revenue includes fee income from T-commerce. In July 2005, CMN Ad entered into an airtime partnership agreement with a subsidiary of Pacific Media Plc which became effective on July 15, 2005 under which CMN Ad will provide Pacific Media Plc with a contracted amount of airtime and Pacific Media Plc will in return provide infomercial programming and call center and fulfillment services.

CMN’s revenue reflects pre-business tax revenue. All revenues, after deducting the necessary airtime fixed fees, programming costs, advertising agency costs and data rating costs, are subject to an 8.5% business tax.

Factors that Affect our Advertising Service Revenue

CMN’s advertising service revenue is directly affected by:

1.  Effective advertising airtime available for sale. The effective advertising airtime available for sale is determined by the number of channels in CMN’s network, program ratings and the portion of time slots available for advertisement per hour. The availability of effective advertising airtime available for sale could be increased by changes in the following factors:

•
Expanding CMN’s television network. CMN can increase the total amount of effective advertising airtime that it has available by expanding to work with additional provincial and city television stations or by working with additional channels broadcast by the stations with which CMN already works.

•
Improved ratings. Effective advertising airtime available for sale only includes airtime with ratings of “3.0” or above. The amount of advertising airtime available could be increased by increasing the number of television programs passing this ratings threshold. CMN has been working together with the respective television stations to enhance their overall program ratings.

•	Increased broadcasting hours. The amount of advertising airtime for sale could be increased if the television channels CMN works with extend their daily broadcasting hours.

2.  Utilization rate. CMN will be able to generate more revenue by enhancing the percentage of effective advertising airtime that it actually sells to advertisers. CMN uses the following metric to analyze its revenue:

•
Minute contribution. Minute contribution, or the average price per minute that CMN charges for its advertising airtime, is calculated by dividing its advertising service revenue by the amount of effective advertising airtime that it actually sold to advertisers, after taking into account any discount offered.

3.  Other factors. Other factors that affect CMN’s advertising service revenue include the growth of the television advertising market in China, the attractiveness of its network to advertisers, which depends on demographic factors, economic activities and other social and cultural characteristics in the cities where the television stations it works with are located, and the perceived effectiveness of advertising campaigns placed on channels affiliated with those television stations.

Seasonality and Macro Environment

CMN’s advertising service revenue is subject to key macro-economic factors that affect the total advertising spending in China. Advertising spending, in general, is affected by economic and market conditions, which will affect the consumption pattern of mass consumers.

In addition, advertising spending is also subject to fluctuations based on the seasonality of consumer spending. A larger amount of advertising spending is concentrated on promotional campaigns prior to holiday seasons. However, advertising spending generally tends to decrease in China during January and February each year due to the Chinese Lunar New Year holiday. In general, advertising revenues tend to be lower in the first quarter and higher in the fourth quarter of each year.

Network Expansion

CMN has established an expansion plan to further build up its extensive television advertising partnership network to cover a number of additional provincial and city television stations across China. With a more extensive partnership network of television stations, CMN expects to attract additional advertisers.

Cost of Advertising Airtime

CMN enters into contractual relationships with each of the television stations in its partnership network to pay annual fixed charges for the advertising rights of the airtime on the particular television channels. In some cases, including the agreements CMN signed with ZZTV, STV and HTV, CMN also contributes toward programming purchases made by the television stations to enhance the overall attractiveness of the channels, or the overall television ratings. CMN pays monthly installments of the annual charges to the television stations, except for ZZTV and JNTV, in which the aggregate monthly payments for the first half of 2005 and later years shall equal 40% of the annual fixed fees while the aggregate monthly payments for the second half of the 2005 and later years shall equal 60% of the annual fixed fees.

Recent Developments

The following discussion addresses factors affecting the comparability of CMN’s combined financial statements for the years ended December 31, 2003 and 2004, as well as other significant recent developments.

CMN’s combined financial statements for the year ended December 31, 2003 reflect the following events:

•	CMN entered into a five-year exclusive contractual agreement with LTV to sell advertising time on LTV’s public channel.

•	CMN entered into an exclusive contractual agreement with UTV station to sell advertising time on all six channels operated by LTV.

CMN’s combined financial statements for the year ended December 31, 2004 reflect the following events:

•	The establishment of a joint venture company with LTV to sell advertising time for LTV’s entertainment and sports channel and its news channel. CMN owns 51% of this company.

•	The extension of CMN’s contract with ZZTV in December 2004 for another 3 years.

Subsequent to December 31, 2004, CMN has completed the following:

•
In April 2005, CMN entered into a 10-year exclusive contractual agreement with STV to sell advertising time on STV’s news channel and travel and lifestyle channel. CMN Ad subsequently set up a branch in Sanya in May 2005 to perform these services.

•	In June 2005, CMN formed a new company with HTV to sell advertising time on HTV’s public channel. CMN owns 50% of this company.

•
In July 2005, CMN Ad entered into an airtime partnership agreement with a subsidiary of Pacific Media Plc which became effective on July 15, 2005 under which CMN Ad will provide Pacific Media Plc with a contracted amount of airtime and Pacific Media Plc will in return provide infomercial programming and call center and fulfillment services.

Critical Accounting Policies

In the discussions of the results for the year ended December 31, 2004 compared to the year ended December 31, 2003, and for the first quarter of 2005, the results of the above operations have been reflected in our combined financial statements since the date of commencing operations.

The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the combined financial statements and accompanying notes. Critical accounting policies are the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require CMN to make its most subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions. For further discussion of these accounting policies, as well as our other accounting policies, see note 3 to the audited combined financial statements.

Revenue Recognition

Historically, the sole source of CMN’s revenue is the sale of advertising airtime on various provincial and city television stations to advertisers. CMN typically signs standard advertising contracts with its advertising clients, which require it to air the advertiser’s advertisements on specific television channels for a specific period of time. The pricing of the time-slots for advertisements is stipulated over the contract period. Revenue from the provision of advertising platforms on television is recognized when these advertisements are broadcast for an amount equal to the advertiser’s total charge for the airtime.

CMN’s revenue generated from the sale of advertising airtime is reported in gross value as:

•
CMN is the primary obligor in the advertising arrangement as it (1) arranges the schedules of time-slots for the advertisers (2) provides advice on program purchasing to boost advertising revenues and (3) has a contractual responsibility to ensure that the advertisement content is in compliance with the relevant laws and regulations.

•	CMN has general inventory risk since CMN assumes all the risks for unused time-slots.

•	CMN has latitude in establishing prices with advertisers, including the provision of discounts and price adjustments at its own discretion.

•	CMN is involved in the determination of service specifications. All the terms in the advertising contracts are determined by CMN and the advertiser.

•	CMN assumes all the risk of non-recoverable debts.

CMN books these unbilled or unpaid amounts as accounts receivable until it receives payment or determines the accounts receivable to be uncollectible. CMN’s accounts receivables are general unsecured obligations of its advertising clients and it does not receive interest on these unpaid amounts. CMN makes specific reserves for accounts that it considers to be uncollectible. CMN also provides a general reserve for uncollectible accounts that it re-assesses on a quarterly basis. Provision is made against trade receivables to the extent that they are considered to be doubtful. CMN recognizes 10% of accounts receivable which have been outstanding for six months to one year as bad debt provision. 50% of accounts receivable would be transferred to bad debt provision if the amounts have been outstanding for a period between one to two years. All accounts receivable which have been outstanding for more than two years are 100% written off. Trade receivables in the balance sheet are stated net of such provisions.

The average collection time for CMN’s accounts receivable has increased from 102 days in 2003 to 109 days in 2004 and further increased to 114 days for the three months ended March 31, 2005. This increase was primarily due to the significant increase in the revenues associated with 4A customers as a percentage of total revenues and a delay in payments from customers other than 4A companies.

Revenue from barter transactions in which CMN exchanges air-time for merchandise is recognized based on comparable cash transactions within the last six months. Barter revenues represented 3.9%, 2.1% and 2.3% of CMN’s combined revenue in the three months ended March 31, 2005, and in the years ended December 31, 2004 and 2003, respectively.

Amortization of annual charges paid to the TV stations

The CMN Subsidiaries have entered into five long-term sole and exclusive management agreements with ZZTV, JTV, UTV and LTV for the exclusive management of advertising time-slots. Pursuant to the agreements, CMN pays annual charges for the whole of the advertising airtime. An escalation clause in some of the agreements provides for an increase between 5% to 15% in the annual charges every year, commencing after the first year of the term of the agreement. These charges are accounted for in the cost of revenue and are amortized on a straight-line basis annually.

Share-based Compensation

Pursuant to two separate written resolutions of the shareholders of HC International, both dated November 30, 2003, a Pre-IPO Share Option Scheme and a Share Option Scheme were adopted. During the year ended December 31, 2003, a total of 1,663,491 share options were granted to 4 employees of the CMN business pursuant to the Pre-IPO Share Option Scheme. During the year ended December 31, 2004, a total of 920,000 share options were granted to these 4 employees of the CMN business pursuant to the Share Option Scheme. During the three months ended March 31, 2005, no options were granted to any employees of the CMN business under either of the Schemes. On February 18, 2005, 920,000 share options originally granted to employees of the CMN Business under Share Option Scheme were cancelled.

To reflect its carved out operations, CMN accounts for these stock-based awards to its employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) No. 25 “Accounting for Stock Issued to Employees”. No compensation expenses are recorded during the reporting period since the exercise price of the stock options equals or exceeds the market price of the underlying stock at the date of grant.

Income Tax

CMN accounts for income taxes in accordance with relevant laws and regulations in the PRC with the required disclosures as described in note 9 to CMN’s combined financial statements.

The amount of income taxes CMN pays is subject to ongoing audits by tax authorities of the PRC. CMN’s estimate for the potential outcome for any uncertain tax issue is highly judgmental. We believe CMN has adequately provided for any reasonably foreseeable outcome related to these matters. However, CMN’s future results may include favorable or unfavorable adjustments to its estimated tax liabilities in the period the assessments are made or resolved. Additionally, the jurisdictions in which CMN’s earnings or deductions are realized may differ from its current estimates. As a result, CMN’s effective tax rate may fluctuate on an annual basis.

In addition to business tax and cultural industries tax imposed on CMN’s advertising business, CMN Info, CMN Ad, and all other PRC entities (including ZZ CMN, JN CMN, URMQ CMN, LZ CM, LZ CMN and other subsidiaries) are subject to PRC Enterprise Income Tax (“EIT”) on their taxable income. According to the PRC tax regulations, EIT is generally assessed at the rate of 33% of taxable income and computed on a quarterly basis. Pursuant to the relevant PRC laws and regulations, enterprises engaging in advertising business are entitled to full exemption from EIT for the first two fiscal years since incorporation provided that the enterprises submit the application within a specified time limit. These domestic companies must be financially independent with no direct foreign ownership. Qualifying companies must apply for this tax-exempt status separately every year during the two-year exemption period. In this regard, JN CMN, ZZ CMN and LZ CMN all established in 2003, qualified for full exemption from EIT in the years 2003 and 2004. With the approval from the local tax bureau, URMQ CMN obtained an additional one-year full EIT exemption and qualified for exemption from the fiscal years 2003 to 2005. CMN Ad and LZ CM did not apply for the EIT exemption in a timely manner. They therefore failed to benefit from the favorable tax treatment. Nevertheless, both companies suffered operating losses during the fiscal year 2004 (year of incorporation) and were not subject to any EIT in that year. CMN Info does not qualify for the tax exemption. However, due to its operating loss during the fiscal year 2004 (year of incorporation), CMN Info was not subject to EIT in that year. During the three months ended March 31, 2005, JN CMN generated taxable income after deducting losses brought forward from previous years.

The EIT preferential tax treatment accorded to CMN subsidies in 2003, 2004 and the three months ended March 31, 2005 resulted in the recording of income tax benefit for those periods. The income from operations of each of the CMN subsidiaries will be subject to the 33% EIT rate upon expiration of tax exemption period. In addition, the EIT rate may change in the future, depending on PRC tax regulations which will affect the effective income tax rate of CMN. We will consider other available options that are in accordance with applicable law that would enable the CMN Subsidiaries to qualify for further tax exemptions or reductions.

Under the PRC law, arrangements and transactions among related parties may be subject to audit by the PRC state tax bureau. If any of the transactions are found not to be on arm’s-length basis, or to result in an unreasonable reduction in tax under the PRC tax regulations, the PRC state tax bureau have the authority to reject our tax savings, discontinue our tax exemption status, adjust the profits and losses of our respective PRC entities and assess late-payment interest and penalties. If the PRC state tax bureau concludes that the subsidiaries mentioned above are not eligible for their tax exemptions, enterprise income tax owed and effective tax rate would be substantially increased. This would significantly reduce our net income and return to shareholders’ capital.

Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for the future tax benefit of existing net operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates and laws expected to be in effect in the years in which those temporary differences are recovered or settled. A valuation allowance is recorded against deferred tax assets in those cases when realization is more unlikely than not.

The determination of deferred tax assets and liabilities, and any allowances requires management’s judgments and interpretations. The net deferred tax assets may need to be adjusted in the event of changes in tax rates, and/or changes in estimates of future taxable income. Any future changes in the income tax rates may significantly impact future financial results.

Other Taxes

As a company incorporated under the laws of the British Virgin Islands, CMN is not subject to tax on its income or capital gains. In addition, payment of dividends by CMN is not subject to withholding tax in this jurisdiction.

CMN’s PRC subsidiaries, including CMN Info and CMN Ad, are subject to PRC business tax and other related taxes, including the cultural and development tax and the construction and education fee. These aggregate to 8.5% business tax on net gross income, which is equivalent to gross advertising service revenue less the costs of advertising airtime. These taxes are recorded as part of cost of sales.

Fixed Assets

Since CMN is an advertising service company, it is not required to purchase a significant amount of fixed assets for its daily operations. CMN’s fixed assets mainly consist of office furniture, cars, computers, computer software licensed from the CMN and other equipment. By the end of the three months ended March 31, 2005, and the years ended December 31, 2004 and December 31, 2003, CMN had net property and equipment of $.55 million, $.51 million and $.05 million, respectively.

CMN is required to assess the value of its fixed assets, including, improvements, technical and other equipment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. CMN does not perform a periodic assessment of assets for impairment in the absence of such information and indicators. There were no events that required CMN to perform an assessment of its fixed assets during 2004. If events or circumstances change, CMN may be required to record impairment charges and not previously recorded for these assets.

Translation of foreign currencies

Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Foreign currency transaction gains and losses were not material for any period presented. The CMN business’ functional and reporting currencies are Renminbi and U.S. dollar, respectively. Accordingly, assets and liabilities of the CMN business are translated at the exchange rate in effect at the balance sheet date, and revenues and expenses are translated at the average exchange rates in effect during each of the reporting periods. Gains and losses resulting from foreign currency translation are recorded in a separate component of shareholders’ equity. Foreign currency translation adjustments are not material for any period presented since the Renminbi was pegged to the US$ at a rate approximating to RMB 8.27:US$1 during the reporting periods.

Results of Operations

Three months ended March 31, 2005 compared to three months ended March 31, 2004

Total Revenue Total revenues decreased from $4.25 million for the three months ended March 31, 2004 to $4.05 million for the three months ended March 31, 2005. This decrease is attributable to the decline in overall program ratings of ZZTV and JNTV. Ratings of ZZTV-1 and ZZTV-2 dropped from 3.3 and 1.0 in the three months ended March 31, 2004 to 1.1 and 0.6 in the three months ended March 31, 2005, respectively, due to increased competition in the television market in Zhengzhou. The decline in ratings reduced the amount of effective airtime available on Zhengzhou TV channels. At the same time, there was a slight decline in effective airtime and advertising revenue at Jinan TV due to increasing market competition. Ratings of JNTV-1 and JNTV-2 dropped from 6.5 and 1.2 in the three months ended March 31, 2004 to 5.1 and 0.9 in the three months ended March 31, 2005, respectively. However, this decline in revenues of Zhengzhou Advertising and Jinan Advertising was partially offset by an increase in effective airtime sold with growth in the amount of effective airtime sold on UTV channels, LTV and LJV channels, due to a more effective advertising sales strategy.

Cost of Revenues Cost of revenues increased from $3.76 million for the three months ended March 31, 2004 to $4.43 million for the three months ended March 31, 2005. The increase was largely due to the increase in fixed fees in ZZTV which was resulted from a bidding process when CMN renegotiated the contract with ZZTV at the end of 2004. In addition, ratings data contributions also increased.

Gross Profit As a result of the forgoing, gross profit decreased from a profit of $0.49 million for the three months ended March 31, 2004 to a loss of $0.38 million for the three months ended March 31, 2005, representing a change in gross profit margin from 11.46% to (9.46%).

Selling, General and Administrative Expenses Selling, general and administrative expenses increased from $0.64 million for the three months ended March 31, 2004 to $0.72 million for the three months ended March 31, 2005 due to increases in marketing and promotional expenses by CMN’s sales team, and in expenses related to the incentive program and commissions paid to our sales persons, as a result of increased sales and promotion activities in connection with the establishment of CMN’s advertising business with recently affiliated channels.

Profit / (Loss) from Operations As a result of the foregoing, CMN had an operating loss of $1.10 million for the first three months ended March 31, 2005, compared to an operating loss of $0.16 million for the three months ended March 31, 2004.

Taxation CMN’s current income tax expense was $0.06 million for the three months ended March 31, 2005 compared to $0 million for the three months ended March 31, 2004. The increase in current income tax expense was due to the generation of taxable income at JN CMN and the expiration of the tax exemption period for JN CMN by the end of 2004. However, CMN recognized deferred income tax benefit of $0.10 million and $0.09 million in the three months ended March 31, 2005 and March 31, 2004, respectively. As a result, the effective tax benefit for the three months ended March 31, 2005 and March 31, 2004 were $0.04 million and $0.08 million, respectively.

Income/(Loss) Before Minority Interests Net loss before minority interests was $1.06 million for three months ended March 31, 2005, compared to a loss of $0.07 million for three months ended March 31, 2004.

Minority Interest Minority interests were credits of $0.08 million and $0.006 million for the three months ended March 31, 2004 and 2005, respectively, which were the pro rata incomes, less losses attributable to minority shareholders of URMQ CMN, LZ CMN and LZ CM.

Net Income As a result of the foregoing, CMN recorded net loss $1.06 million for the three months ended March 31, 2005 compared to net income of $0.013 million for the three months ended March 31, 2004.

Year ended December 31, 2004 compared to year ended December 31, 2003

Revenue Our advertising revenues increased 19.3% to $18.86 million in 2004 from $15.80 million in 2003. This increase was primarily due to the following reasons:

-	Commencement of our advertising business operations through the new joint venture established by CMN and Lanzhou TV station in January 2004, which increased the revenue in 2004 by $1.5 million.

-
An increase in sales of advertising airtime in Lanzhou TV and a general increase in advertising airtime prices in Zhengzhou, Jinan and Lanzhou, while partially offset by a decrease in effective advertising airtime in Zhengzhou due to the decline in ratings of ZZTV-1 and ZZTV-2 from 10.5 and 2.8 in 2003 to 2.7 and 0.8 in 2004, respectively.

Cost of Revenues Cost of revenues, comprising mainly the fixed fees paid to the city television stations and program contributions, increased by 24.4% to $15.41 million in 2004, as compared to $12.39 million in 2003. The increase was driven primarily by the additional cost of revenues of $1.8 million for the new joint venture with Lanzhou TV station, an increase in fixed fee for JNTV station and an increase in programming contributions for ZZTV and UTV station in an effort to improve ratings.

Gross Profit Gross profit increased by 1.0% to $3.44 million in 2004 from $3.41 million in 2003. However, the increase in revenue is less than the proportionate increase in cost of revenue, thus the gross profit margin was reduced from 21.58% in 2003 to 18.27% in 2004.

Selling, General and Administrative Expenses. With the commencement of the advertising sales business on Lanzhou TV and the growth of CMN’s dedicated business development department, our selling, general and administrative expenses increased substantially from $1.66 million in 2003 to $2.45 million in 2004. The increase in selling, general and administrative expenses was due to the following:

-	Additional selling, general and administrative expenses of $0.3 million due to the establishment of Lanzhou JV business operations.

-	Establishment of a TV production team in Jinan that increased selling, general and administrative expenses by $0.3 million.

Profit / (Loss) from Operations As a result of the foregoing, CMN had income from operations of $1.00 million in 2004 compared to $1.75 million in 2003. The decrease in income from operations was mainly attributed to the loss of $0.65 million at the newly established Lanzhou JV.

Taxation Current tax expense was $0.001 million and $0.001 million in 2004 and 2003, respectively. In addition to current tax expense, CMN recognized deferred income tax benefit of $0.03 million and $0.09 million in 2004 and 2003, respectively. As a result, the effective tax benefit for 2004 and 2003 were $0.03 million and $0.09 million, respectively.

Income/(Loss) Before Minority Interests Net income from operations was $1.03 million in 2004, compared to $1.84 million in 2003.

Minority interest Minority interest was a credit of $0.39 million in 2004, compared to $0 in 2003. The minority interest credit in 2004 was in connection with the pro rata share of loss attributable to the minority shareholders of LZ CMN and LZ CM, partially offset by the sharing of URMQ CMN’s net income by its minority shareholder.

Net Income As a result of the foregoing, CMN recorded net income of $1.07 million in 2004, compared to net income of $1.84 million in 2003.

Liquidity and Financial Resources

In the past, CMN has financed its operations and the expansion of its television station partnership network primarily through internally generated cash, shareholder borrowings from HC International and a capital injection from HC International in June 2005.

The balance of cash and cash equivalents increased from $0.90 million as of December 31, 2003 to $1.40 million as of December 31, 2004 and slightly reduced to $1.33 million as of March 31, 2005. The significant increase in 2004 was primarily due to the accumulation of cash generated from operations and loans advanced by HC International. Cash and cash equivalents primarily consist of cash on hand and liquid investments that are deposited with banks and other financial institutions. CMN generally deposits its excess cash in interest bearing bank accounts.

CMN experienced a slight decrease of $0.07 million in overall cash and balance for the three months ended March 31, 2005, compared with a decrease of $0.63 million in overall cash balance for the three months ended March 31, 2004. CMN generated cash flows of $0.50 million and $0.42 million in 2004 and 2003, respectively.

CMN generated net cash of $0.41 million from operating activities in the three months ended March 31, 2005, compared to a net cash reduction of $1.24 million from operating activities in the three months ended March 31, 2004. The increase in net cash from operating activities in the three months ended March 31, 2005 was primarily attributable to a decrease of $0.57 million in net notes and accounts receivables and a decrease of $0.96 million in prepaid contract costs, but partially offset by the net loss of $1.06 million during the same period. The net cash reduction from operating activities in the three months ended March 31, 2004 was primarily due to an increase of $0.85 million in net notes and accounts receivables, an increase of $0.16 million in prepaid contract costs and an increase of $0.16 million in other prepaid expenses. CMN had net expenditure in operating activities of $1.15 million in 2004. This was primarily attributable to a downward adjustment to net income from operations, of $1.07 million for the year 2004, by $1.48 and $0.61 million to reflect the increase in notes and accounts receivable, and increase in prepaid contract costs, respectively. CMN had net cash provided by operating activities of $0.48 million in 2003. This was primarily attributable to an adjustment to net income from operations of $1.84 million for the year 2003, consisting of an addition of cash of $0.21 million from an increase in advanced payments received from customers, an addition of $0.16 million from an increase in accruals and other payables, partially offset by a reduction in cash from a $1.13 million increase in notes and accounts receivable from our customers and a $0.55 million increase in prepaid contract costs.

CMN had net cash used in investing activities of $0.07 million in the three months ended March 31, 2005, primarily in connection with the purchase of equipment used at our advertising subsidiaries. Net cash used in investing activities was amounted to $0.17 million in the three months ended March 31, 2004, primarily attributable to the cash advances CMN provided to other affiliated companies of HC International, Inc. For the year ended December 31, 2004, net cash used in investing activities was $0.81 million. This was primarily attributable to CMN’s purchase of equipment for the operation of its affiliated television advertising network and the establishment of LZ CM. CMN had net cash used in investing activities of $0.26 million in 2003, largely as a result of the expansion of our affiliated network and inclusion of Urumqi TV and Lanzhou TV.

There was a net cash outflow of $0.42 million from financing activities in the three months ended March 31, 2005, primarily due to the repayment of amounts due to CMN’s affiliated companies. There was net cash inflow of $0.78 million in the three months ended March 31, 2004, primarily due to the advances from affiliated companies less repayments. Cash provided by financing activities was $2.46 million in 2004. This was attributable to the advances from affiliated companies and capital contributions from the establishment of CMN Info, CMN Ad and LZ CM in 2004. Cash provided by financing activities was $0.21 million in 2003. This was attributable to the capital contributions from the establishment of URMQ CMN and LZ CMN in 2003.

As CMN expands its partnership network and enters into a number of contractual agreements and joint ventures with various television stations, its cash needs for such ongoing business expansion and payment of fixed fees for advertising airtime, offices, and employee costs will increase significantly. CMN has not encountered any difficulties in meeting its current cash obligations, however, CMN may require additional cash resources to pursue its planned expansion in the future.

CMN’s notes and accounts receivable (less allowances for doubtful debts) have experienced a steady increase from $4.43 million as at December 31 2003 to $5.62 million as at December 31 2004, and a decrease to $5.03 million as at March 31, 2005. The significant increase in 2004 was primarily due to the increase in CMN’s revenues and the establishment of new business units. CMN established provisions for bad debts in accordance with its provisioning policy, which is based upon several factors including the amount of time that a receivable has been overdue.

The aggregate outstanding shareholder borrowings by CMN from CMN Shareholder and its subsidiaries were $2.89 million as at December 31 2003, $4.39 million as at December 31, 2004 and $3.97 million as at March 31, 2005. CMN has no other interest bearing loans as at December 31, 2004 and at December 31, 2003. Upon completion of the Transaction, CMN has to pay interest at the rate of the London Interbank Offering Rate (LIBOR) plus 100 basis points on the shareholders’ loans which is estimated to be approximately $3.62 million at that date.

Related Party Transactions

In addition to the outstanding shareholder’s borrowings, CMN borrowed two bridge loans from the CMN Shareholder, one in June 2005 and one in July 2005. As of July 31, 2005, the aggregate amount of these bridge loans was $0.67 million.

Capital Expenditures

CMN’s capital expenditures have been made primarily to acquire equipment to facilitate its advertising sales business. CMN’s capital expenditures have been primarily funded by net cash provided from operating activities. CMN spent $0.06 million, $0.43 million and $0.07 million on the purchase of equipment in 2003, 2004 and in the three months ended March 31, 2005, respectively. CMN expects that its capital expenditures in 2005 and 2006 collectively will not be more than $1 million and will primarily consist of equipment in connection with the expansion of its television station partnership network.

Contractual Obligations

Commitments under operating leases- CMN leases premises under various operating leases, certain of which contain escalation clauses. Rental expenses under operating leases included in the combined statements of income were $28,000, $40,000, $10,000, and $10,000 for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005. CMN had future aggregate minimum lease payments under non-cancelable operating leases in respect of the rental of premises, as follows:

Year Ending December 31,
2005	$38
2006	37
2007	38
2008	10
123

Other commitments- CMN adopts the minimum incremental rate for calculating the future aggregate minimum payments of the annual charges and annual contributions to program purchase payable to the television stations, which, at March 31, 2005 were as follows:

Year Ending December 31,
2005	$16,145
2006	11,652
2007	12,012
2008	5,825
2009	2,826
Thereafter	8,477
56,937

New Accounting Standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees and amends SFAS No. 95. “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the combined statements of income based on their fair values. Pro forma disclosure is no longer an alternative. In April 2005, the Securities and Exchange Commission delayed the implementation of SFAS No. 123(R). As a result, SFAS No. 123(R) will be effective from the beginning of the first annual reporting period after December 15, 2005 which is the fiscal year ending December 31, 2006 for CMN. CMN is currently assessing the impact of this statement on its combined financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, an amendment of APB Opinion No. 29. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material effect on CMN ‘s combined financial position or results of operations.

BUSINESS

Company Overview

We have agreed to acquire CMN. CMN is a media company that provides a variety of services to television stations throughout China, including selling advertising time, recommending and negotiating the purchase of programming content, and raising consumer awareness of programming through promotional campaigns. CMN believes that by working with a number of television stations in its partnership network, it is able to secure better pricing on the sale of advertising airtime and the purchase of other services, make more informed programming recommendations and offer a more compelling product to advertisers than the stations can provide on a stand-alone basis.

We believe that CMN is a leading provider of outsourced advertising sales services to television stations in China. CMN is currently working with five city and one provincial television station and 16 of their affiliated channels broadcast by these stations in Zhengzhou, Jinan, Urumqi, Lanzhou, Sanya and Hainan. According to information provided by these television stations, these markets have a combined population in excess of 44 million people. In 2004, CMN sold advertising airtime to more than 875 advertisers, including, Coca-Cola, Pepsi, Colgate-Palmolive, Motorola, Unilever, KFC, Intel, Nokia, L’Oreal and Ford.

CMN currently has a total of six exclusive long term agreements with television stations. CMN classifies these agreements into two categories: the contractual model and the joint venture model. Under the contractual model, CMN enters into exclusive long term agreements with television stations and pays fixed fees in exchange for the rights to the advertising airtime for selected channels broadcast by the television stations. Under the joint venture model, CMN forms new joint venture companies with the local television stations. The joint venture companies will enter into exclusive long-term agreements with television stations and pay fixed fees in exchange for the rights to advertising airtime for selected channels broadcast by the television stations. The agreements under the joint venture companies generally have longer terms.

The Chinese Television Market Opportunity

The Largest Viewer Base Worldwide

According to CVSC - Sofres Media (“CSM”) China TV Ratings Yearbook 2003-2004, China is the largest television market in the world, with an estimated television penetration of over 94% of all Chinese households. According to SARFT statistics, China had a total of 1.2 billion television viewers in 2003. Most households in China receive television broadcasts over the air, in what is referred to as terrestrial broadcasting. As of the end of 2001 approximately 91 million households received television broadcasts through cable television.

Rapidly Growing Advertising Market

According to ZenithOptimedia, advertisers in China spent RMB 25.5 billion ($3.1 billion) placing advertisements on television in 2003, which was more than they spent advertising in any other medium. In that year television advertising represented 40% of the total RMB 63.4 billion ($7.7 billion) advertising spending in China. According to ZenithOptimedia, China’s television advertising market grew from 1997 to 2003 at a compound annual growth rate of 14.3%, far outpacing the rest of Asia-Pacific, excluding Japan, which grew at 2.6%. In contrast, Japan had negative 1.4% growth during the same period, North America grew by 4.1% and Europe by 5.4%. According to ZenithOptimedia, the Chinese television advertising market is expected to reach $4.5 billion by 2007, a compound annual growth rate of 10.0% from 2003. We believe that continued GDP growth, increasing levels of disposable income for Chinese consumers, rising levels of interest among international and domestic advertisers, the growth of local consumer brands, China’s accession to the World Trade Organization (“WTO”), and the 2008 Olympic Games all have the potential to increase the size of the Chinese television advertising market in the years to come.

Untapped Potential

Despite the rapid growth of the Chinese advertising market during the last ten years, the market is still small by international standards relative to the size of the overall Chinese economy. According to ZenithOptimedia in 2003, China’s per capita advertising expenditures was US $6 compared to $487 in North America and $197 in Europe. China’s advertising expenditures only represented 0.54% of GDP compared to 1.33% in North America and 0.79% in Europe.
	Advertising Spending
Country Region	Per Capita	As a Percentage of GDP
	(in U.S. dollars, except percentages)
China	$6	0.54%
Hong Kong	$262	1.18%
South Korea	$142	1.12%
Japan	$284	0.84%
Asia(1) Weighted Average	$21	0.81%
United Kingdom	$288	0.95%
Europe(2)	$197	0.79%
United States	$518	1.38%
North America(3)	$487	1.33%

(1) Asia includes China, Hong Kong, India, Indonesia, Japan, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand, and Vietnam.

(2) Europe includes Austria, Belgium, Czech Rep., Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland, and UK.

(3) North America includes Canada and USA.

Source: Advertising Expenditure Forecasts, ZenithOptimedia, April 2005.

Regulatory Reform

The Chinese television market is currently undergoing significant regulatory reform (see “Regulatory Policies and Foreign Investment”). Many of the services that previously had been controlled entirely by state-owned enterprises are being opened up to commercial competition by private domestic and foreign companies. Foreign operating companies and investors have been allowed to participate in varying degrees in different aspects of the Chinese media industry.

We believe that the liberalization of the regulations governing China’s television industry creates significant opportunities for companies that can improve the efficiencies of broadcasters and meet the needs of television advertisers, particularly in regions of the country where the media market is least developed. Over time the changing regulatory environment may also allow CMN to offer a greater range of services to both broadcasters and advertisers. There are risks, however, that the regulations could become more stringent and adversely affect CMN’s business.

Industry Structure

The television market in China consists of three primary groups: broadcasters, advertising companies and programming companies.

Broadcasters

In China, domestic broadcasters are state-owned enterprises that control television stations and channels. According to the CSM China TV Ratings Yearbook 2003-2004, 2,124 channels were operated by 368 broadcasters in China as of December 31, 2003. There were two national state-owned television broadcasters, 31 provincial broadcasters and over 300 city broadcasters as reported by the SAIC.

China Central Television (“CCTV”), a national broadcaster, is the leading television broadcaster with the most extensive coverage in China. CCTV currently operates 16 channels, which are broadcast over-the-air and over cable systems. According to CSM, CCTV-1 has the highest penetration of all channels and reached 96.5% and 74.3% of all television households in urban and rural areas, respectively, in China in 2003. CCTV is China’s largest television station with advertising revenue of RMB 7.53 billion ($910 million) in 2003, as reported by SAIC.

China Education TV (“CETV”) is the other national broadcaster. According to CSM, CETV currently has five channels and reaches 47.7% and 14.9% of all television households in urban and rural areas, respectively, in China in 2003. CETV had a national average television rating of approximately 0.7% in 2003.

There are 31 stations owned and operated by provincial television broadcasters typically consisting of between six and ten channels. While all of the channels owned by provincial television stations have the legal rights to broadcast in other provinces, in practice, many do not broadcast outside of their own province due to the high landing fees charged by other provinces. According to the SAIC, in 2003, total provincial television advertising revenue was RMB 13.7 billion ($1.65 billion) representing approximately 54% of the total television advertising market.

Within a province, the provincial capital and most major cities have a local station, typically consisting of between two and four channels. In 2003, total city television advertising revenues were RMB 4.3 billion ($526 million), representing 17% of the total television advertising market.

CMN provides services to provincial and city broadcasters. As a group, provincial and city broadcasters generated approximately RMB 17.9 billion ($2.15 billion) of television advertising revenue in 2003, representing approximately 70% of the total television market. Importantly, CMN currently does not focus on developing relationships with television stations in tier one cities like Beijing and Shanghai because the cost of competition is very high and the market is more developed than in second and third tier provinces and cities.

In addition to these three levels of broadcasters, certain foreign broadcasters have been given the nationwide rights to broadcast into selected high-quality hotels and foreign residential and work compounds.

Advertising Companies

Advertising companies, depending on their ultimate customer, can be separated into two categories: those that work with television stations, like CMN, and advertising agencies that work for advertisers. In the first category, there are a number of other companies engaged exclusively in selling advertising time, but most of these companies are local in nature and do not work with as many stations across as wide a geographic area as does CMN.

Advertising agencies work for advertisers in a variety of ways, which include assessing market opportunities, developing advertising campaigns, planning and executing ad buying strategies across media, assessing the success of product campaigns, and revising advertising strategies based upon these assessments. Advertisers in China can either advertise directly with media companies, or they can use local, regional, national or international advertising agencies. Many of the international agencies operating in China are members of the American Association of Advertising Agencies and are referred to as 4As. As part of China’s WTO commitments, the country agreed to permit foreign advertising agencies to establish wholly-owned subsidiaries in China beginning in 2005. These 4A agencies represent both international and domestic advertisers seeking to reach large audiences of Chinese consumers.

Programming Companies

Broadcasters have traditionally produced almost all of their own programs with the notable exception of television drama series. Recently, however, many broadcasters have been moving towards separating programming from broadcasting. Consequently, television stations across China are increasingly relying on independent programming companies for program outsourcing.

A growing number of content producers, both domestic and international, are entering the market and receiving government licenses in this highly regulated industry. These content producers either sell their programs to stations or give their content away in exchange for advertising airtime. In this second approach, the programming companies generate revenue by selling this airtime to advertisers, which is known as a barter deal arrangement.

In 2004, Chinese regulators announced that selected foreign companies would be allowed to hold minority stakes in television and film production companies. In 2004, Sony and China Film Group formed Huaso Film/Television Digital Production Company, a joint venture to co-produce television programming for local and global audiences. Viacom Inc.’s MTV is producing music and entertainment programs with Beijing Television and children’s programs with Shanghai Media Group. Time Warner, through its Warner Brothers subsidiary, is setting up its first film production venture in China with China Film Group and Hengdian Group. In connection with such ruling, in 2005, SARFT announced new restrictions on foreign investment in programming specifically precluding foreign investors from operating domestic channels. The penalty for such would be termination of such activities and certain penalties.

Challenges to Participants in the Advertising and Television Industry

Broadcasters

Despite the significant market potential, there exist today a number of challenges to participants in the Chinese television industry. Provincial and city station managers operate their stations on a stand-alone basis. This means that they get none of the scale or expertise benefits that would come from being a part of a group of affiliated stations. For example, many of these broadcasters have a difficult time attracting national and international advertising agencies because the size of their audiences may not warrant the attention of larger advertisers. In addition, the sales forces of many of these stations are very small and may lack the sophistication required to negotiate with many of the larger advertising agencies. As stand-alone stations, these broadcasters also have less negotiating leverage when purchasing programming or other products and services than they would have as part of a larger group. These broadcasters also do not get other cost benefits of being part of a larger group of affiliated stations, such as centralized finance, human resources, and other support functions.

Provincial and city broadcasters in China also typically do not have the knowledge base and expertise of their peers in more developed markets. Many of these stations have not historically been managed with a market-oriented philosophy focused on generating large audiences and maximizing the revenues and profitability of the stations. Most of these managers have not had exposure to the programming, scheduling and advertising sales techniques practiced in more developed television markets. In addition, the management at many of these broadcasters have little experience in promotions and other marketing techniques designed to drive higher ratings for their broadcasts. Operating on a stand-alone basis minimizes the opportunities to address these deficiencies. The challenges to provincial and city station managers are particularly acute outside of Beijing, Shanghai and the province of Guangdong.

Advertisers

Advertisers seeking to reach a national or large regional television audience must work with CCTV or with a potentially large number of provincial and city stations. In order to broaden their reach, advertisers or their agencies need to negotiate independently with provincial and city stations, a time-consuming and labor-intensive practice. Managing multiple station accounts is a difficult and potentially costly task for advertisers. In addition, the advertising sales forces at many of these stations may lack the sophistication required by national and international advertising agencies.

Recent changes in the regulatory environment related to advertising sales and channel management have created an opportunity to address the needs of both television broadcasters and advertisers.

The CMN Solution

CMN is currently focused on addressing the needs of provincial and city broadcasters in markets outside the largest cities in China as it seeks to rapidly build a partnership network of television stations. CMN seeks to address the needs of these broadcasters and their advertisers by offering the following services:

Advertising Sales

CMN has exclusive rights to the advertising airtime of the broadcasting channels of the television stations that it contracts with. CMN markets and sells this airtime through local and national sales forces. CMN’s local sales forces reside at the stations being represented and the national sales teams are based in major cities, including Beijing, Shanghai, and Guangzhou. These teams target potential local, regional, national and international advertisers. In many cases, CMN will hire members of the advertising sales force who previously worked for the station, but will introduce a new incentive-based compensation system. The marketing effort of this sales force is supported by sophisticated ratings and demographics data and analysis developed by CSM, a leading television rating company in China. CMN believes that its ability to sell to 4A agencies will continue to grow as the size of its partnership network of television stations and the amount of advertising inventory that it has available to sell increases.

Programming

Until recently CMN had little participation or input in television programming. However, as CMN re-negotiates contracts with the television stations with which it works with, it expects to have more input in television programming going forward. Under the agreements with Lanzhou TV and STV, CMN can exercise certain influence on the procurement of non-news entertainment television programs.

CMN actively advises on programming based on its views of the commercial viability of such programming. CMN provides its views on the potential audience size and characteristics for potential programming selections and assesses the attractiveness of audiences in a particular area to prospective advertisers. CMN has benefited from its experience working with a number of stations, which in turn helps it make more informed recommendations regarding programming. Once programming has been selected, CMN will make scheduling recommendations to the television stations, based on its knowledge of the market, the schedules of competing channels and other factors.

Promotions

Most provincial and city stations do not have significant experience with the promotion of television channels and programs among local audiences. CMN believes that its ability to raise awareness of the television channels in its partnership network and their programs is highly valued by these broadcasters. In Lanzhou, CMN’s promotion of “Lanzhou Zero Distance” helped drive the programming into its position as the top ranking local news program in the region.

Growth Strategy

CMN seeks to grow by pursuing the following strategies:

Rapidly build a nationwide partnership network of television stations: CMN currently works with five city broadcasters and one provincial broadcaster and will seek to enter contractual relationships with another eight stations in additional markets throughout China by the end of 2006. CMN enters into these relationships only after a thorough analysis of the market, the station and the economic potential of each of the relationships into which it enters. In addition to increasing the number of broadcasting relationships within its partnership network, CMN will seek to increase the number of channels that it represents for each broadcaster. CMN believes that it will be an increasingly valuable partner to broadcasters and advertisers as it increases in scale.

Improve the terms of the contractual relationships with broadcasters: CMN believes that it will be in a better negotiating position with broadcasters as the number of stations with which it works increases. In the short term, CMN is focused on entering into longer term contracts to reduce the risk associated with contract renewals. In the longer term, if the regulatory environment permits, CMN will seek to take on more operating responsibility at the stations with which it works.

Work with television stations within its partnership network to identify and select the most popular content: CMN’s ability to generate advertising revenue is directly related to the popularity of the programs aired by the television stations and the demographics of that audience. CMN will work with the television stations and suppliers of programming content to identify the most popular programs, while seeking to remain in compliance with China’s regulations on television programming.

Consider entering complementary businesses: CMN will evaluate additional business opportunities to serve the broadcaster, advertiser and consumer as the Chinese media market matures. For example, most television broadcasters do not broadcast for 24 hours a day. Realizing the potential of this unused, or remnant, airtime, on July 15, 2005, CMN announced a partnership with Pacific Media Plc to use remnant airtime at television stations within its partnership network for Pacific Media Plc’s infomercials selling consumer products. Possible additional markets that CMN may enter include television content production, and consumer interactive entertainment services including SMS and mobile television as permitted by Chinese regulations.

Enhance brand awareness among television stations, advertisers, and program suppliers: CMN considers brand recognition and reputation critical tools in winning more contracts with television stations and attracting more advertisers. CMN is seeking to establish its own network brand, independent of the television stations in its partnership network.

Television Stations in the CMN Partnership Network

CMN has relationships with six television stations and 16 affiliated channels in six markets:

Market	Date of First CMN Contract	Population (mm)	Number of Households	Cable Penetration	GDP (US$ mm)	GDP per capita (US$)
Zhengzhou	June 2000	6.61	2.12	67%	13,316	2,015
Jinan	Jan. 2002	5.83	1.82	73%	16,493	2,829
Urumqi	Jan. 2003	1.82	1.57	92%	4,936	2,712
Lanzhou	Feb. 2004	3.04	1.83	73%	5,316	1,749
Sanya	May 2005	0.50	n/a	n/a	489	969
Hainan (incl. Sanya)	July 2005	8.11	n/a	75% (1)	8,105	999
China	n/a	1,292.30	n/a	n/a	1,408,591	1,090
(1) Haikou figures (Haikou is the capital city of Hainan province)

Source: CVSC - Sofres Media, National Statistics Bureau of the PRC (2004 Yearbook)

ZZTV

Channel	Contract Expiration
ZZTV1 - News channel (“ZZTV-1”)	Dec. 2007
ZZTV2 -Shangdu channel (“ZZTV-2”)	Dec. 2007

Zhengzhou, the capital city of the Henan Province, has a total population of approximately 6.6 million. According to CSM, residents of Zhengzhou with cable television receive 65 channels. As of December 31, 2003, 14 channels were operated by local city and provincial television stations. ZZTV operates six channels, two of which are part of CMN’s partnership network. Another eight channels are operated by the Henan Provincial TV station. Zhengzhou residents without cable receive four channels, including ZZTV-1 and ZZTV-2. According to ZZTV, ZZTV-1 reaches approximately 20 million people.

The predecessor to CMN began its operations by entering a two-year relationship with ZZTV in June 2000. Under this arrangement, CMN obtained the exclusive rights to the advertising airtime on the News and Shangdu (Business/Metropolitan) channels. After CMN took over the ZZTV advertising operation, it conducted a client analysis and re-formulated ZZTV’s marketing strategies. CMN continued to market its advertising airtime through different channels; however, CMN shifted ZZTV’s focus from direct advertising sales to the contractual model which generated advertising sales from a broader customer base at lower costs. In the first year of its relationship with ZZTV, CMN was able to increase advertising sales by approximately 89%. The increased advertising sales were the result of new marketing strategies, promotions and suggestions to improve programming content.

CMN’s agreement with ZZTV was extended upon expiration. Most recently, in December 2004, CMN entered into a new two-year contract with ZZTV. This contract will be effective until the end of 2007. As part of the new contract, ZZTV agreed to commit to a larger budget for the acquisition of programming content.

2003 Top Ten Channels in Zhengzhou

Channel	2003 Rating Market Share (%)	Type of Channel
CCTV General Channel	21.7	National
Henan TV City Channel - TV2	17.7	Provincial
ZZTV1 - News channel*	10.5	City
Henan TV Satellite Channel - TV1	5.6	Provincial
CCTV-6	4.1	National
CCTV-8	3.7	National
ZZTV2 - Shangdu channel*	2.8	City
Hunan TV Satellite channel	2.7	Outside Provincial
CCTV3	2.5	National
Henan TV Economics Life Channel -TV-3	2.2	Provincial
_________________
* Indicates CMN affiliate channels

Source: CSM Establishment Survey Report 2004, CSM China TV Ratings Yearbook 2003-2004

ZZTV Client Mix

Client	2004	2003
4A agencies	47.4%	33.9%
Local agencies	34.1%	42.7%
National agencies	4.5%	4.9%
National direct account	13.4%	16.7%
Local direct account	0.5%	0.8%
Others	0.1%	1.0%

Source: CMN

JNTV

Channel	Contract Expiration
JNTV News Channel (“JNTV-1”)	Dec. 2005
JNTV Metropolitan Channel (“JNTV-2”)	Dec. 2005

Jinan, the capital of the Shandong province, has a total population of approximately 6 million. Jinan is the second largest city in the Shandong province. According to CSM, residents of Jinan with cable television receive 55 channels. As of December 31, 2003, 14 of these channels were operated by local city and provincial television stations. JNTV station operates six local channels, two of which are part of CMN’s partnership network. Another eight channels are operated by the Shandong Provincial TV (SDTV). CMN entered into an agreement with JNTV, a city level broadcaster, to sell advertising airtime for two of JNTV’s six channels, JNTV-1 and JNTV-2. Both channels have dual coverage networks (terrestrial broadcasting and cable carriage) in Jinan. Jinan residents without cable receive seven channels, including JNTV-1 and JNTV-2. According to JNTV, JNTV-1 reaches approximately 10 million people.

In January 2003, CMN entered into a three-year exclusive agreement with JNTV to sell the advertising time on the News and Metropolitan channels. CMN is currently re-negotiating to extend this agreement or enter into a new agreement with JNTV. In Jinan, CMN’s strategy is primarily focused on increasing market share and improving customer mix. Ratings of JNTV News Channel increased from 4.2% in 2001 before CMN management to 11.7% in 2003. Since CMN’s involvement, the two CMN partnered channels have obtained the number two and number six market position in terms of rating share in the local market. In addition, CMN has reshaped the advertising customer base of the two channels by attracting more 4A clients.

2003 Top Ten Channels in Jinan

Channel	2003 Rating Market Share (%)	Type of Channel
CCTV General Channel	21.1	National
JNTV News Channel *	11.7	City
Shandong TV Movie Channel	10.5	Provincial
Shandong TV Qi Lu Channel	8.7	Provincial
Shandong Satellite	7.8	Provincial
JNTV Metropolitan Channel *	4.6	City
JNTV Movie Channel	3.0	City
Shandong TV Entertainment Channel	3.0	Provincial
Shandong TV Agricultural Channel	2.7	Provincial
CCTV5	2.6	National
_________________
* Indicates CMN affiliate channels

Source: CSM Establishment Survey Report 2004, CSM China TV Ratings Yearbook 2003-2004

JNTV Client Mix

Client	2004	2003
4A agencies	49.8%	40.1%
Local agencies	16.2%	17.2%
National agencies	7.4%	8.2%
National direct account	9.2%	16.7%
Local direct account	4.4%	4.3%
Other	13.0%	13.5%

Source: CMN

UTV

Channel	Contract Expiration
UTV - News General Channel (“UTV-1”)	Dec. 2012
UTV - General Channel IN Uigur (“UTV-2”)	Dec. 2012
UTV - Movie and Culture Channel (“UTV-3”)	Dec. 2012
UTV - City and Fashion Channel (“UTV-4”)	Dec. 2012
UTV - Tourism and Entertainment Channel (“UTV-5”)	Dec. 2012
UTV - Female and Children Channel (“UTV-6”)	Dec. 2012

Urumqi, the capital of the Xinjiang Uger Autonomous Region, is located in the Northwestern part of China and has a total population of approximately 2 million. According to CSM, as of December 31, 2003 residents of Urumqi with cable television receive 69 channels. 18 channels were operated by local city and provincial television stations as of December 31, 2003. UTV station operates six local channels, all of which are part of CMN’s partnership network. 11 channels are operated by the Xinjiang Provincial TV station and the remaining channel is operated by local military in the Xinjiang Province. Urumqi residents without cable television receive three channels, one of which is UTV-1. According to UTV, UTV-1 reaches approximately three million people.

In January 2003, CMN entered into a six-year contract with all the six channels operated by UTV. On November 20, 2004, this contract with UTV was extended through 2012. CMN’s strategy in Urumqi is focused on attracting more strategic clients to this comparatively small economic market. CMN has also improved channel management and the historically low audience ratings through its participation in operating activities and program procurement.

2003 Top Ten Channels in Urimuqi

Channel	2003 Rating Market Share (%)	Type of Channel
CCTV General Channel	18.3	National
Xinjiang TV4 - Entertainment Channel	7.4	Provincial
Xinjiang TV2 - News General Channel in Uigur	6.5	Provincial
Xinjiang TV6 - Movie Channel in Mandarin	5.7	Provincial
CCTV6	5.7	National
CCTV8	5.5	National
UTV - News General Channel *	4.4	City
Hunan Satellite TV Channel	3.9	Outside Provincial
Xinjiang Education TV10	2.9	Provincial
CCTV3	2.8	National
* Indicates CMN affiliate channel

Source: CSM Establishment Survey Report 2004, CSM China TV Ratings Yearbook 2003-2004

UTV Client Mix

Client	2004	2003
4A agencies	22.4%	14.5%
Local agencies	38.7%	53.0%
National agencies	4.3%	5.9%
National direct account	26.6%	7.0%
Local direct account	4.8%	16.4%
Others	3.2%	3.2%

Source: CMN

Lanzhou TV

Channel	Contract Expiration
Lanzhou TV Public Channel	Dec. 2008
Lanzhou TV News General Channel	Dec. 2018
Lanzhou TV Entertainment and Sports Channel	Dec. 2018

Lanzhou, the capital of the Gansu Province in the Western China region, has a total population of approximately 3 million. According to CSM, residents of Lanzhou with cable television receive 51 channels. As of December 31, 2003, nine channels were operated by local city and provincial television stations. Lanzhou TV station operates four local channels, of which CMN has established advertising businesses with three channels. The other five channels are operated by the Gansu Provincial TV station. Lanzhou residents without cable television receive three channels of which Lanzhou TV News General Channel is one.

In April 2003, CMN entered into a four year and eleven month contract with Lanzhou TV to obtain advertising sales rights of Lanzhou TV’s public channel. In December 2003, CMN entered into a 15-year contract for the exclusive advertising rights of Lanzhou TV’s Sports and News channels.

In 2004, CMN recommendations on content purchased, promotional events and programming schedule, resulted in 4A advertisers increasing from 2% to 17% of the total advertisers on the three channels with which CMN works.

2003 Top Ten Channels in Lanzhou

Channel	2003 Rating Market Share (%)	Type of Channel
CCTV General Channel	31.2	National
Gansu TV Culture Channel	9.3	Provincial
CCTV6	6.7	National
CCTV8	5.5	National
Gansu TV Business & Economic	5.2	Provincial
Hunan Satellite TV Channel	3.7	Outside Provincial
Gansu TV Public Channel	2.4	Provincial
CCTV3	2.4	National
CCTV5	2.3	National
Lanzhou TV Entertainment and Sports Channel*	2.2	City
_________________
* Indicates CMN affiliate channel

Source: CSM Establishment Survey Report 2004, CSM China TV Ratings Yearbook 2003-2004

LZTV Client Mix

Client	2004	2003
4A agencies	16.9%	2.0%
Local agencies	35.1%	20.0%
National agencies	0.5%	3.0%
National direct account	17.0%	0.0%
Local direct account	26.7%	50.0%
Others	3.8%	25.0%

Source: CMN

STV

Channel	Contract Expiration
STV News General Channel	April 2015
STV Travel & Lifestyle Channel	April 2015

Located in the Hainan Province, the city of Sanya is a tourist destination in Southern China. According to CMN, residents of Sanya with cable receive 33 channels. As of December 31, 2003, eight channels were operated by local city and provincial televisions stations. STV, a city level broadcaster, operates a news channel, and a travel and lifestyle channel. STV news channel broadcasts 18 hours a day through terrestrial broadcasting and carriage via Hainan provincial cable network which allows it to broadcast to over five million people in Hainan Province. Sanya travel & lifestyle channel broadcasts 14 hours a day to the city of Sanya which has a population base of approximately 500,000. In addition, STV also broadcasts to more than 300 hotels with three stars or above. Sanya residents without cable television receive 3 channels of which STV news Channel is one.

In April 2005, CMN entered into a ten-year contract with STV station to obtain rights to the advertising airtime for Sanya’s general news and travel & lifestyle channels. CSM Establishment Survey Report does not provide a top ten channel listing for this market.

HTV

Channel	Contract Expiration
HTV Public Channel	May 2014

Hainan, a province located in Southern China, has a population of approximately 8.1 million and its capital is Haikou. According to CSM, residents of Hainan Island with cable television receive 65 channels. Haikou TV, a city level broadcaster, operates four local channels. Haikou TV news channel broadcasts its programs via dual carriage. Hainan Provincial TV (HTV) station operates three local channels, with HTV News channel broadcasting via dual carriage. Established in 2002, Hainan Provincial TV Public Channel is positioned as a lifestyle, entertainment and service channel that carries daily public and community information. In June 2005, CMN entered into a ten-year contract with HTV station to obtain advertising sales rights for HTV’s public channel. CMN has the option to extend the contract for an additional 20 years, provided that CMN does not breach any of its obligations under the agreement.

2003 Top Ten Channels in Hainan Province

Channel	2003 Rating Market Share (%)	Type of Channel
Haikou TV News General Channel	15.7	City
CCTV General Channel	13.0	National
HTV News General Channel	10.1	Provincial
HTV Public Channel*	7.5	Provincial
Hunan TV Satellite	7.4	Outside Provincial
Haikou TV Life Entertainment Channel	4.5	City
CCTV-8	3.8	National
Guangxi TV Satellite Channel	3.4	Outside Provincial
CCTV-5	3.1	National
Anhui TV-1	3.0	Outside Provincial

__________________

* Indicates CMN affiliate channel

Source: CCTV-Sofares Media Research China TV Ratings Yearbook 2003-2004

Customers

CMN sells advertising airtime of the television stations in its partnership network only for the channels for which an agreement has been signed between CMN and the station. CMN sells primarily to regional customers, provincial advertising agencies, national advertising agencies, national key customers and 4A agencies. 4A agencies have a large number of customers which make them attractive clients to CMN. Increasing the amount of advertising by 4A clients is a priority for all of the television stations that are part of CMN’s partnership network. For example, in 2001, before CMN was involved with the JiNan station, 4A advertisers represented approximately 6% of JNTV’s customer base. In 2004, after CMN had become involved with the station, 4A advertisers represented approximately 50% of the stations’ customer base.

The majority of CMN’s advertising customers commit to annual minimum spending levels. CMN usually schedules specific advertisements one month in advance of broadcasting them. The price paid by advertisers is highly influenced by ratings, which are influenced by programming investment.

CMN had more than 375 customers in 2004. CMN’s top ten customers accounted for approximately 52% of CMN’s revenue during that year. Many of these customers were advertising agencies that represented more than one company, or advertiser that chose to advertise on the television channels in the CMN partnership network. In 2004, CMN sold advertising airtime on the channels it represented to more than 875 advertisers, including, Coca-Cola, Pepsi, Colgate-Palmolive, Motorola, Unilever, KFC, Intel, Nokia, Procter and Gamble, L’Oreal and Ford.

Top Ten Customers in 2004 (US Dollars in Thousands)

Client	Revenue
Leo Burnett Worldwide	$2,296
MindShare (WPP)	2,073
McCann-Erickson	1,083
Saatchi & Saatchi	810
Zhengzhou Qin Yi Ming Ad Co.	760
Jinan Hui Huang Ad Co.	658
Harbin Medicine	613
Zhengzhou Blue City Ad Co.	583
XinJiang Chun Xiao Ad Co.	438
Zhengzhou Hai Da Ad Co.	423

Source: CMN

Competition

CMN is aware of other companies that sell advertising time of television broadcasters, including content providers like Beijing Enlight, locally-listed investors like Founder Media, local advertising agencies like Camera Media, and media consulting companies like Korton, but most of these companies are local in nature and do not work with as many stations across as wide a geographic area as does CMN.

CMN directly competes with other companies that sell television advertising time, including other television broadcasters and certain programming companies. The most significant television broadcasting competitors include CCTV and provincial and city stations in Beijing, Shanghai and Guangdong along with Hong Kong based broadcasters who have been granted rights to broadcast into the neighboring Guangdong province. Many of these companies have significantly greater revenues and resources than does CMN. Beijing Enlight is the most significant competitor among programming companies that sell advertising airtime on the programs that they distribute to broadcasters.

CMN also competes with other media companies that are selling advertising in media other than television, including, but not limited to, newspaper publishers, radio broadcasters, magazine publishers, outdoor advertisers and internet content and service providers.

Regulatory Policies and Foreign Investment

Overview

In the PRC, the television and advertising industries are subject to extensive and often very restrictive regulations governing programming, content, the sale of advertising time and foreign ownership of television stations and companies that engage in the advertising business. These industries are regulated at the national, provincial and local city levels. The primary regulatory authority for the advertising industry is the State Administration for Industry and Commerce (“SAIC”). Also, the Ministry of Health (“MOH”) and the State Food and Drug Administration (“SFDA), have regulatory responsibilities for various aspects of the advertising industry depending on the content of the advertising. The primary regulatory agency for the television industry is the State Administration of Radio Film and Television (“SARFT”).

At the national level, the SAIC and the SARFT are responsible for, among other things:

•	Formulating and enforcing industry policies, regulations and rules; and

•	Maintaining fair and orderly market competition among operations.

At the provincial level, the relevant local administrations are responsible for implementing and enforcing the policies and regulations formulated by both national and local government authorities, and supervising the broadcast of radio and television programs within their respective jurisdictions. Although there are various laws, regulations, and rules governing each industry, not all such regulations are applicable to CMN’s business as an agent for the television stations.

Advertising Industry

Restrictions on Foreign Investment in Companies in the Advertising Industry

Investment by foreign entities in the PRC Advertising Industry has been heavily regulated. Industries in the PRC are generally classified into the following four categories for the purpose of investment by foreign entities: encouraged, permitted, restricted and prohibited. The approval and preferential treatment applicable to the foreign investment will depend on which category an industry is classified. According to the new Foreign Investment Industry Guidance Catalogue (the “Guidance Catalogue”), issued on November 30, 2004, the advertising industry falls in the restricted category. The Administrative Measures on Foreign Investment in Advertising Enterprises jointly promulgated by the SAIC and Ministry of Commerce (the “MOFCOM”) permit foreign investors which have at least two years of direct operations in the advertising industry outside of China to own up to 70% of PRC entities that engage in advertising. In addition, such measures provide that commencing December 10, 2005, foreign investors will be permitted to establish wholly-foreign owned entities engaged in the advertising business or to acquire 100% of an existing advertising business in China, if they have at least three years of direct operations in the advertising industry outside of China.

A foreign-invested PRC company may also invest in the advertising industry, which, according to the Interim Rules for Investment by Foreign-invested Enterprises issued on July 25, 2000 (the “Interim Rules”), would require approval by the provincial branch of MOFCOM. We believe that, based on information provided by the SAIC, the type of structure which CMN has before and after the Restructuring (and our structure after the Transaction) will not constitute a violation of applicable laws in the advertising industry. The written rules and policies applicable to foreign investment in the advertising industry in China are, however, not clear in this regard. See “Risk Factors - Foreign investment in the advertising industry in China is subject to a number of restrictions, and the structure of CMN could be deemed in violation of such restrictions either before or after the completion of the Transaction.”

Regulation of Advertising Time Broadcast on Television

The Provisional Administrative Rules on Broadcast of Advertisements via Radio and Television includes several detailed provisions with respect to the time period, time schedule and proportion of the advertisements broadcast on television, and prohibitions and restrictions on the type and broadcast manner of the advertisements and some other relevant requirements. For example, the advertisement broadcast time may not exceed 20% of the total broadcast time on each channel, and the advertisement broadcast time on each channel within each hour may not exceed nine minutes during the time period from 7 p.m. to 9 p.m. of each day. Except during the above mentioned time period, only a one time advertisement broadcast that is not longer than two and a half minutes is permitted during the broadcast of television plays (generally forty-five minutes for each play). In addition, advertisement broadcasts must respect general living habits, and during certain time periods, primarily during breakfast, lunch and dinner, may not contain themes that are of a personal nature.

To ensure compliance with these regulatory requirements regarding the content of advertisements, CMN takes steps which it deems reasonable to avoid displaying any of the prohibited content on the television stations in its partnership network. However, as CMN and its operating companies do not have control over the final content and airing of advertisements, it is possible that advertisements arranged or sold by CMN’s operating companies could violate this requirement and subject its business to adverse consequences.

Regulation of the Sub-sale of Advertising Time

In accordance with the Replies, advertising companies cannot re-sell the advertising time and space purchased in their own names to other advertising operators. Such wholesale of advertising time may be deemed as an illegal business operation for which penalties may be imposed. As discussed in “Risk Factors - The television advertising arrangements entered into by the CMN Subsidiaries in the past may be treated as breaches of the relevant PRC laws and regulations,” the operations of CMN’s predecessors and the CMN Subsidiaries may be deemed in breach of the Replies, which could subject CMN to monetary penalties, confiscation of profits arising therefrom and a revocation of the business or operating licenses of CMN’s Subsidiaries.

In addition, while we believe that CMN’s current operations, and our operations after the Transaction, will comply with the Replies, it is possible that the SAIC or other relevant governmental authority could reach a different conclusion or that new laws regarding the handling of advertising time could be enacted which affect our operations.

Advertising Regulations

The PRC Advertising Law (“Advertising Law”) and the Advertising Administrative Regulations (“AAR”) promulgated by the State Council are currently the main laws and regulations governing the advertising industry. The Advertising Law and the AAR address all key aspects of advertisement operation, including the general principles, advertising guidelines, advertising activities, advertising censorship and legal liability for the violation of laws.

Licensing Requirements

Prior to November 30, 2004, the promulgation date of the Administrative Rules on Advertising Operation Permit released by the SAIC, an advertising permit issued by the SAIC was required for PRC enterprises engaging in media sales and other general advertising activities. After that date, however, unless otherwise provided in a specific law or regulation, an advertising permit is no longer necessary for enterprises intending to engage in advertising activities. Now such enterprises can operate an advertising business as long as their business licenses are issued with the advertising-related operation included therein. Other than CMN Info and CMN DG, which do not engage in the advertising business, all of CMN’s operating companies in China currently have business licenses which authorize advertising-related operations.

Content Restrictions

General Restrictions

The Advertising Law requires that the content of any advertisement be in the interests of public health, promote the quality of products and services, protect consumer interests, respect social interests and professional ethics and uphold the national dignity and interests of the PRC. Some of the important provisions of the Advertising Law and supplementary SAIC regulations include prohibitions on the content of advertisements containing, among other things, the following:

•	Activities that harm the public interest or are contrary to Chinese social and cultural beliefs;

•	False information that may “deceive or mislead customers”;

•	Superlative such as “highest level,”“best,” or “number one”;

•	Use of the national flag of the PRC or statements in the name of government authorities or their officials or employees;

•	Recommendations or endorsements for products that include statements such as “State-approved”, “State-level” or “national standard”;

•	Statements that discriminate by ethnic group, race, religion or gender;

•	Pornography or messages that contain frightening, violent, superstitious or repulsive content;

•	Anti-environmental themes or content; and

•	Activities that are prohibited by law.

Restrictions on certain special products

The SAIC has issued rules regarding the advertisement of goods and services that concern public health or welfare. The Provisional Rules on Administration of Tobacco Advertisements prohibit the display of tobacco advertisements via broadcasting, movies, television, newspapers and magazines. Permitted tobacco advertisements must contain a prescribed health warning.

Advertisements relating to certain industries such as the pharmaceutical, medical instrument, agrochemical and veterinary pharmaceutical industries are subject to prior content approval by the State or provincial level public health administrative department. Advertisers have to submit the draft advertisement and all requisite documents for approval.

CMN is obligated under PRC laws and regulations to monitor the advertising content that is shown on the television stations within its partnership network for compliance with the foregoing rules. CMN endeavors to comply, and encourages its advertising clients to comply, with the laws and regulations on content. However, there can be no assurance that each advertisement an advertising agency or client provides to CMN which a television station airs is in compliance with relevant PRC advertising laws and regulations. See “Risk Factors - Advertising is subject to extensive government content regulations in the PRC, which could adversely affect CMN’s business.”

Television Industry

The Administrative Regulations on Broadcasting and Television promulgated by the State Council on August 11, 1997 are currently the main regulations governing the television industry. These regulations address all key aspects of television industry including the establishment and operation of television stations and television networks, the administration on production and broadcast of television programs, and the relevant legal liabilities.

Apart from the Administrative Regulations on Broadcasting and Television, there are other regulations including the Measures for Administration on Examination and Approval of Radio Stations and Television Stations promulgated by the SARFT on August 18, 2004, and the Administrative Rules on Production and Operation of Radio and Television Programs promulgated by the SARFT on July 19, 2004.

The regulatory requirements described below apply to the television stations with which CMN partners, but we do not believe that they are directly applicable to CMN’s business.

Licensing Requirements

Establishing a television station

In principle, only government authorities are permitted to establish a television station within the PRC according to the Measures for Administration on Examination and Approval of Radio Stations and Television Stations. However, certain state-owned enterprise groups and education and research institutions may also obtain approval on a case-by-case basis. Currently, private investors are not allowed to enter this industry.

Producing television programs

According to the Administrative Rules on Production and Operation of Radio and Television Programs, the legal entities engaging in the production and operation of television programs need to apply for the “Permit for Production and Operation of Radio and Television Programs” or “Permit for Production of Television Plays” with the SARFT or its competent local branches, as the case may be.

Licensing of Producers

According to the Provisional Rules on Qualifications of Radio and Television Program Producers promulgated by the SARFT on December 31, 2001, the legal representatives or main responsible persons of the radio/television broadcasting institutions and those legal entities that have been issued a permit to establish a television station or to produce television programs, must take a qualification test and apply for the “Qualification License of Radio and Television Program Producer” with the pertinent administrative authority at provincial or upper level.

Importation of television programs

According to the Administrative Rules on Import and Broadcast of Overseas Television Programs promulgated by the SARFT on September 23, 2004, the inward introduction and broadcast of overseas television programs through either importation of relevant CDs/cassettes or satellite transmission needs to be approved by the SARFT or its competent local branches, and the relevant legal entities need to apply for the “Distribution License of Television Plays (Television Cartoons)” or “Permit for Receiving Television Programs by Satellite Transmission”, as the case may be.

Content Restrictions

In addition to the licensing requirements, the relevant regulations prohibit the broadcast of television programs containing any of the following content:

•	Those endangering the unification of the State and the integrity of the sovereignty and territory of the PRC;

•	Those endangering the national security, impairing the reputation and interest, and divulging the state secrets of the PRC;

•
Those inciting the splitting of ethnic groups, stirring up hatred and discrimination among ethnic groups, undermining the solidarity of ethnic groups, and infringing upon the customs and habits of ethnic groups of the PRC;

•	Those endangering the social stability of the PRC, advocating obscenity, violence, superstition, cult, and instigating commitment of crimes;

•	Those defaming or insulting others and infringing upon the legitimate rights and interest of others;

•	Those endangering the public morality and defaming the excellent cultural traditions of the PRC; and

•	Other contents that violate laws, regulations, and rules of the PRC.

Restriction on Foreign Investment in the Television Industry

According to the Foreign Investment Industry Guidance Catalogue issued on November 30, 2004, the Measures for Administration on Examination and Approval of Radio Stations and Television Stations, and the Interim Administrative Provisions on Sino-foreign Equity and Cooperative Joint Ventures of Radio and Television Program Production and Operation jointly promulgated by the SARFT and the MOFCOM on October 28, 2004, foreign investors are prohibited from investing in radio or television stations, or holding 100% equity in television program production and operation enterprises within the PRC. As to the establishment of sino-foreign equity and cooperative joint ventures to produce and distribute television programs in China, the foreign investors must be professional enterprises in the related industries and at least one Chinese party must hold at least 51% of the interest in such joint venture. Additionally, foreign invested enterprises engaging in television program production and operation may not produce programs with respect to news or political comments or the similar subjects or columns.

In addition, television stations are not permitted to rent their channels to foreign entities or to cooperate with foreign entities in joint ventures or cooperative projects to manage radio or television channels. This prohibition is reiterated in SARFT’s “Administrative Regulations on Local Foreign Affairs within SARFT System,” effective July 2005, which further prohibits television stations from cooperating with foreign entities in joint ventures or cooperative projects to launch any regular or live programs on television.

Properties

CMN has entered into certain leasing arrangements in connection with the lease of its office premises. CMN’s aggregate rental expenses under these leases were $28,000, $40,000 and $10,000 in 2003, 2004, and in the three months ended March 31, 2005, respectively.

Office	Address	Size (sq.meters)	Rent per month
Corporate Headquarters	Flat 502, 503 and 505, Tower B, Tian Hai Commercial Building, North Dongsi Avenue, Beijing	296.1	25,218
Zhengzhou	67, Huaihe Road, Zhengzhou City	184	9,200
Jinan	32, Jing Shiyi Road, Jinan	200	--
Urumqi	1/F Broadcasting Tower, UTV station, 28, Xinmin Road, Urumqi	240	--
Lanzhou	1/F Broadcasting Tower, 92 Qingyang Road, Lanzhou	149.24	2,000
Lanzhou	3/F Broadcasting Tower, 92 Qingyang Road, Lanzhou	110	2,500
Sanya	1/F News Building, 4, Jiefang Road, Sanya	40	--
Haikou	61, Nansha Road, Haikou	TBD	TBD

Apart from the above, as of March 31, 2005, CMN did not have any long-term rental agreement with any other third party.

Legal Proceedings

CMN has no material pending or threatened legal proceedings.

MANAGEMENT

Executive Officers and Directors

Mark Baum, Chairman, Chief Executive Officer and Chief Financial Officer of Metaphor Corporation, will resign upon closing of the acquisition of CMN. The following table sets forth information with respect to our proposed new executive officers and directors upon closing of the Transaction. Following the closing of the Transaction, our company will seek to retain two additional board members.

Name of Individual	Age	Position
Clive Ng	43	Chief Executive Officer and Chairman
Wu Xian	38	President and Director
Qizhi Shen	38	Chief Operating Officer
Weining Chu	32	Chief Financial Officer
Harlan Kleiman	64	Director
Bruce Maggin	62	Director
John Notter	70	Director

Clive Ng, Chairman and Chief Executive Officer. Mr. Ng will become Chairman and Chief Executive Officer of Metaphor upon closing of the Transaction. Previously, Mr. Ng co-founded 8 Holdings LLC as a management company strategically focused on investing in and growing media companies, primarily in Asia. Prior to 8 Holdings LLC, he co-founded and was CEO of Pacific Media Plc, a T-commerce company headquartered in Hong Kong (LSE:PCM) and with principal operations in Mainland China. Mr. Ng currently sits on the Board of Directors for Pacific Media. Prior to Pacific Media, he arranged for United International Holdings Inc. (since renamed UnitedGlobalCom, NASDAQ:UCOMA), a US cable company, to enter the Asian market. In 1992, he co-founded TVB Superchannel Europe, a Chinese language broadcaster in Europe. In addition, Mr. Ng was Chairman and founder of Asiacontent (NASDAQ:IASIA), one of the first Asian internet companies to list in the US and was the joint venture of NBCi, MTVi, C-NET, CBS Sportsline and DoubleClick in Asia. Mr. Ng was one of the initial investors and founder of E*TRADE Asia, a partnership with E*TRADE Financial Corp (NYSE: ET). He was also a founding shareholder of MTV Japan, with H&Q Asia Pacific and MTV Networks (a division of Viacom Inc).

Wu Xian, President and Director. Mr. Xian will become President and a Director of Metaphor upon closing of the Transaction. Previously, he was a Vice President of Hui Cong International Group, the former parent company of CMN. At Hui Cong, Mr. Xian conceptualized and founded China Media Networks. Mr. Xian joined Hui Cong International in 1998 as the General Manager of its advertising agency business unit. Prior to Hui Cong International, Mr. Xian was a media buying executive for Lintas, Lowe & Partners Beijing and served clients like Compaq and Audi. Prior to that, he was in charge of media buying operations at Foote Cone and Belding Worldwide from 1996 to 1997. Mr. Xian began his career in the media industry at Saatchi & Saatchi in 1994 where he worked as a media buying supervisor. During his tenure, he served major accounts like P&G, Compaq and Audi. Mr. Xian graduated cum laude in 1992 with a bachelor of finance degree from the Northeast China University of Finance & Economics. Mr. Xian is currently a candidate for an executive MBA degree in China Europe International Business School in Shanghai, China.

Qizhi Shen, Chief Operating Officer. Mr. Shen will become Chief Operating Officer of Metaphor upon closing of the Transaction. Previously, he was a Vice President of Beijing HC Advertising Company, a subsidiary of Hui Cong International Group, the former parent company of CMN. Mr. Shen began his career at China Advertising United (a subsidiary of Xinhua News Agency, China’s leading news agency), and ultimately became its Director of International Clients. During his tenure at China Advertising United, he was put on an executive exchange program to work as Account Executive at BBDO, a 4A agency. Mr. Shen graduated in 1991 with cum laude and a bachelor of law degree from the International Journalism Department of the Institute of International Relations. He earned his MBA from Rice University in 2002.

Weining Chu, Chief Financial Officer. Ms. Chu will become Chief Financial Officer of Metaphor upon closing of the Transaction. Previously, Ms. Chu was an Executive Director of Bank of China International (“BOCI”) Private Equity Division. Ms. Chu joined BOCI in September 2004 after spending two years with the Business Development Department of the TOM Group Ltd., a listed company on the Hong Kong Stock Exchange, focusing primarily on direct investment in the Greater China region. Prior to joining the TOM Group, Ms. Chu was a Vice President at Bear Stearns Asia Investment Banking Group, responsible for origination and execution of regional corporate finance transactions in the Telecom, Media and Technology sector. She has also previously worked at JP Morgan Chase Telecom and Media Group in Asia and was involved extensively in advisory and leveraged finance transactions. Ms. Chu obtained an MBA from the University of Texas at Austin with Dean’s Honor and a BA degree from the Chinese University of Hong Kong.

Harlan Kleiman, Director. Mr. Kleiman will become a Director of Metaphor upon closing of the Transaction. Previously, Mr. Kleiman co-founded and is a partner of 8 Holdings LLC. In addition, he is the founder and Chief Executive Officer of Shoreline Pacific LLC, an investment bank focused on advisory services and capital raising for public growth companies. For the 20 years prior to Shoreline Pacific, Mr. Kleiman designed and implemented business and financing strategies for new media/communication technologies, principally pay television and home video. He founded The Kleiman Company in 1979, a packager of pay-television programming in the U.S. Earlier, he was Vice President, Programming for Home Box Office, where he developed and negotiated the initial feature film package with the U.S. film studios; Senior Vice President, Cable Division of Warner Communications, Inc.; and, Chairman/Chief Executive Officer, Filmstar, Inc., arranging financing for film and television projects with foreign corporations, overseas funds, and commercial and merchant banks.

Bruce Maggin, Director. Mr. Maggin will become a Director of Metaphor upon closing of the Transaction. Mr. Maggin has served as Principal of the H.A.M. Media Group, LLC, an international media investment and advisory company since 1997. From 1999 to 2002, Mr. Maggin served as the Chief Executive Officer of TDN Media, Inc., a joint venture between Thomson Multimedia, NBC Television and Gemstar-TV Guide International. TDN sells advertising on proprietary interactive television platforms. Prior to forming The H.A.M. Media Group, Mr. Maggin headed the ABC Multimedia Group, one of the five divisions of ABC, Inc. In that role he was responsible for centralizing and expanding ABC’s activities in the digital world. He had previously been head of the Development/Operations unit of Capital Cities/ABC Video Enterprises where he oversaw all of the company’s start-up and venture business activities. Mr. Maggin has been a member of the Board of Directors of several companies including cable networks, Lifetime and ESPN. He currently is a Director and Chairman of the Compensation Committee of Central European Media Enterprises Ltd. (NASDAQ: CETV) and a Director and Chairman of the Audit Committee of Phillips-Van Heusen Corporation (NYSE: PVH). A member of the New York State Bar, Mr. Maggin received a BA degree from Lafayette College and JD and MBA degrees from Cornell University.

John Notter, Director. Mr. Notter will become a Director of Metaphor upon closing of the Transaction. Mr. Notter has been a Director of Hilton Hotels Corporation (NYSE: HLT) since 1999 and serves as Chairman of Audit Committee, Member of Corporate Governance, Compensation and Nominating Committees. Mr. Notter serves as Chairman of the Board and President of Westlake Properties, Inc., a hotel and real estate development company and serves on the Board of Directors of the Conrad Hilton Foundation. He formerly served as Chairman of the Board of Princess Hotels, American-Hawaiian Steamship Company and the Ludwig Institute for Cancer Research, as President of Universe Tankships, Inc. and as a Director of Credit Suisse First Boston.

Mark Baum, Chairman, Chief Executive Officer and Chief Financial Officer. Mr. Baum will resign from the Board and as Chief Executive Officer and Chief Financial Officer of Metaphor upon closing of the Transaction. Mr. Baum has more than 12 years experience in creating, financing and growing development stage enterprises in a variety of industries. Mr. Baum has participated in numerous public spin-offs, venture fundings, private-to-public mergers, and various asset acquisitions and divestitures. Mr. Baum is a licensed attorney in the State of California and the principal attorney for The Baum Law Firm. Mr. Baum’s law practice focuses on Securities Laws and related issues for SmallCap and MicroCap publicly reporting companies.

Item 7.01 Regulation FD

(1) Audited Financial Statements of China Media Network International, Inc., for the years ended December 31, 2003 and 2004, and notes thereto.

(2) Unaudited Financial Statements of China Media Network International, Inc. for the quarter ended March 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METAPHOR CORP.

By:	/s/ Mark L. Baum
Name: Mark L. Baum
Title: Chief Executive Officer
Dated: August 18, 2005

ITEM 7

COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004

AND REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

CONTENTS	PAGE(S)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1
COMBINED BALANCE SHEETS	F-2
COMBINED STATEMENTS OF INCOME	F-3
COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY	F-4
COMBINED STATEMENTS OF CASH FLOWS	F-5
NOTES TO COMBINED FINANCIAL STATEMENTS	F-6 - F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
HC International, Inc.

We have audited the accompanying combined balance sheets of the CMN Business of HC International, Inc. as of December 31, 2003 and 2004, and the related combined statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the management of HC International, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The CMN Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the CMN Business’ internal control over financial reporting. Accordingly, we express no such opinion. Our audits also include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the CMN Business as of December 31, 2003 and 2004, and the combined results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

BDO McCabe Lo & Company

Hong Kong, August 18, 2005

THE CMN BUSINESS
OF HC INTERNATIONAL, INC.

COMBINED BALANCE SHEETS
(United States dollars in thousands)

	December 31,		March 31,
	2003	2004	2005
	US$’000	US$’000	US$’000
			(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	902	1,401	1,332
Notes and accounts receivable, less allowances for doubtful amounts of $525, $809 and $835 as of December 31, 2003 and 2004 and March 31, 2005 (note 4)	4,428	5,624	5,033
Prepaid contract costs (note 5)	692	1,297	333
Prepayments and other receivables	50	243	308
Loans receivable from related parties (note 6)	-	120	120
Amounts due from affiliates (note 7)	-	135	132
Total current assets	6,072	8,820	7,258

PROPERTY AND EQUIPMENT (note 8)	54	514	554

AMOUNTS DUE FROM AFFILIATES (note 7)	227	491	491

DEFERRED TAX ASSETS (note 9)	87	122	222

TOTAL ASSETS	6,440	9,947	8,525

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Advances received from customers (note 10)	359	364	376
Accruals and other payables	165	253	230
Amounts due to affiliates (note 7)	2,893	4,391	3,971
Income taxes payable (note 9)	-	-	64
Total current liabilities	3,417	5,008	4,641

DEFERRED TAX LIABILITIES (note 9)	-	3	3

COMMITMENTS AND CONTINGENCIES (note 16)	-	-	-

MINORITY INTERESTS	43	63	57

SHAREHOLDERS’ EQUITY:
Registered capital (note 12)	319	1,107	1,107
Additional paid-in capital/divisional equity	1,225	1,078	1,084
Retained earnings	1,436	2,688	1,633
Total shareholders’ equity	2,980	4,873	3,824

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	6,440	9,947	8,525

See accompanying notes to combined financial statements.

THE CMN BUSINESS
OF HC INTERNATIONAL, INC.

COMBINED STATEMENTS OF INCOME
(United States dollars in thousands)

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
	US$’000	US$’000	US$’000	US$’000
			(unaudited)	(unaudited)

REVENUE (note 13 and note 14)	15,802	18,858	4,250	4,047

COST OF REVENUE	(12,392)	(15,413)	(3,763)	(4,430)

GROSS PROFIT (LOSS)	3,410	3,445	487	(383)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(1,660)	(2,450)	(643)	(718)

PROFIT (LOSS) FROM OPERATIONS	1,750	995	(156)	(1,101)

OTHER INCOME
Interest income	1	5	1	2

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTERESTS	1,751	1,000	(155)	(1,099)

INCOME TAX BENEFIT (note 9)	86	31	89	36

INCOME (LOSS) BEFORE MINORITY INTERESTS	1,837	1,031	(66)	(1,063)

MINORITY INTERESTS	-	39	79	6

NET INCOME (LOSS)	1,837	1,070	13	(1,057)

See accompanying notes to combined financial statements.

THE CMN BUSINESS
OF HC INTERNATIONAL, INC.

COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
(United States dollars in thousands)

	Registered capital	Additional paid-in capital divisional equity	Retained earnings (#)	Total
	(Note 12)
	US$’000	US$’000	US$’000	US$’000

Balance at December 31, 2002	-	797	-	797
Capital contribution	319	-	-	319
Net income	-	401	1,436	1,837
Expenses paid by affiliates	-	27	-	27

Balance at December 31, 2003	319	1,225	1,436	2,980
Capital contribution	788	-	-	788
Net (loss) income	-	(182)	1,252	1,070
Expenses paid by affiliates	-	35	-	35

Balance at December 31, 2004	1,107	1,078	2,688	4,873
Net loss (unaudited)	-	(2)	(1,055)	(1,057)
Expenses paid by affiliates (unaudited)	-	8	-	8

Balance at March 31, 2005 (unaudited)	1,107	1,084	1,633	3,824

(#)
Under the regulations of the People’s Republic of China governing domestic limited companies, each of the companies comprising the CMN Business are required to set aside a sum not less than 10% of their statutory profits after tax (after taking into account losses brought forward) to the surplus reserve before distribution of profits. When the balance of such reserve reaches 50% of the registered capital of each of the companies, any further appropriation is optional. Additionally, the companies are also required to set aside a sum ranging from 5% to 10% of the statutory profits after tax (after taking into account losses brought forward) to the statutory welfare fund.

The surplus reserve and statutory welfare fund are non-distributable in nature but can be used to offset previous years’ losses or be converted into registered capital.

Based on the companies' statutory accounts, none of the companies have made any of the appropriations to the stipulated reserves the reason being that no dividend distributions have been made since their incorporation. The amounts of such reserves calculated under the regulations which would have to be set aside from retained earnings and are non-distributable in the form of dividends are US$201, US$324 and US$334 (unaudited) as of December 31, 2003 and 2004, and March 31, 2005 respectively.

See accompanying notes to combined financial statements.

THE CMN BUSINESS
OF HC INTERNATIONAL, INC.

COMBINED STATEMENTS OF CASH FLOWS
(United States dollars in thousands)

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
	US$’000	US$’000	US$’000	US$’000
			(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	1,837	1,070	13	(1,057)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Interest income	(1)	(5)	(1)	(2)
Depreciation on property and equipment	7	33	4	28
Minority interests	-	(39)	(79)	(6)
Provision for bad and doubtful debts	63	284	17	26
Provision for deferred taxes	(87)	(32)	(89)	(100)
Expenses paid by affiliates	27	35	9	8

Changes in operating assets and liabilities:
Notes and accounts receivable	(1,133)	(1,480)	(845)	565
Prepaid contract costs	(547)	(605)	(164)	964
Prepayments and other receivables	(26)	(193)	(156)	(65)
Amounts due from affiliates	-	(135)	-	3
Accounts payable	(30)	-	-	-
Advances received from customers	210	5	27	12
Accruals and other payables	159	88	29	(23)
Income taxes payable	-	-	-	64
Amounts due to affiliates	-	(172)	-	-
Net cash from (used in) operating activities	479	(1,146)	(1,235)	417

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(61)	(432)	(33)	(68)
Loans receivable from related parties	-	(120)	-	-
Advances to affiliates	(299)	(316)	(140)	(7)
Repayments from affiliates	97	52	-	7
Interest received	1	5	1	2
Net cash used in investing activities	(262)	(811)	(172)	(66)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution to registered capital (note 12)	319	788	62	-
Contribution to registered capital from minority interests	43	59	59	-
Advances from affiliates	2,649	4,596	923	5
Repayments to affiliates	(2,804)	(2,987)	(268)	(425)
Net cash from (used in) financing activities	207	2,456	776	(420)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	424	499	(631)	(69)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR / PERIOD	478	902	902	1,401
CASH AND CASH EQUIVALENTS, END OF YEAR / PERIOD	902	1,401	271	1,332

Supplemental disclosure of cash flow information
Interest paid	-	-	-	-
Income taxes paid	1	1	-	-
	1	1	-	-

See accompanying notes to combined financial statements.

THE CMN BUSINESS
OF HC INTERNATIONAL, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004
AND THE THREE MONTHS ENDED MARCH 31, 2004 AND 2005
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2005 IS UNAUDITED)
(United States dollars in thousands unless otherwise stated)

1. Organization and Principal Activities

The CMN Business (also referred to as “CMN”) denotes the television advertising business of HC International, Inc. (“HC International”) undertaken, for the years ended December 31, 2003 and 2004 and the three months ended March 31, 2005 variously by divisions and subsidiaries of HC International with certain minority interests held by certain key members of management of CMN (“CMN Management”). CMN principally provides advertising platforms on television for advertisers and advertising agencies. CMN enters into contracts with television stations in the People’s Republic of China (the “PRC”) under which by the payment of contracted fees CMN obtains exclusive rights to advertising airtime for resale. These companies comprising the CMN Business are:

- 北京簑媒盛癪信息技瞭有榰公司 (Beijing Huamei Shengshi Information Technology Co. Ltd.) (“CMN Info”)
- 北京簑媒盛癪廣告有榰公司 (Beijing Huamei Shengshi Advertising Co. Ltd.) (“CMN Ad”)
- 濟南簑媒盛癪傳播有榰公司 (Ji’nan Huamei Shengshi Broadcasting Co. Ltd.) (“JN CMN”)
- 滓州簑媒盛癪廣告傳播有榰公司 (Zhengzhou Huamei Shengshi Advertising Broadcasting Co. Ltd.) (“ZZ CMN”)
- 烏撑木悶簑媒盛癪傳播有榰公司 (Urumqi Huamei Shengshi Broadcasting Co. Ltd.) (“URMQ CMN”)
- 秓州簑媒盛癪廣告傳播有榰公司 (Lanzhou Huamei Shengshi Advertising Broadcasting Co. Ltd.) (“LZ CMN”)
- 秓州簑媒廣告傳播有榰公司 (Lanzhou Huamei Advertising Broadcasting Co. Ltd.) (“LZ CM”)

The above companies are Chinese entities established variously in 2003 and early 2004. Prior to their establishment, the television advertising business was undertaken since 2000 as divisions in other subsidiaries of HC International. These predecessor operations and the above seven companies were under common management.

On May 12, 2005, with subsequent amendment on May 27, 2005, HC International, through its subsidiary Hong Kong Huicong International Group Limited, entered into an agreement with Metaphor Corp., a Nevada corporation (“Metaphor”), 8 Holdings LLC, a Colorado limited liability company and CMN Management to sell to Metaphor, together with CMN Management, all of their interests in the CMN Business. For the purpose of and to facilitate this sale, HC International and CMN Management jointly undertake to restructure the legal entities within the CMN Business and to establish, among others, a British Virgin Islands company to be named China Media Network International, Inc. (“CMN International”), which will be the holding company of the CMN Business. The objective of the reorganization is to enable the CMN Business to be wholly owned by CMN International save for certain external third party interests as shown in Note 12.

The new structure requires CMN Management or their controlled entities to be the registered owners on record together with CMN International. Therefore CMN Management have undertaken to enter into agreements pursuant to which they will assign to CMN International upon completion of the sale of the business to Metaphor, their rights and interests in, their pro rata portion of dividends and their voting rights by virtue of and notwithstanding their being registered owners of the CMN Business.

These combined financial statements are therefore presented on the basis of the interests of HC International and CMN Management combined. On this basis the combined interests of HC International and CMN Management are:

Companies comprising the CMN Business	Combined ownership interest
CMN Info	100%
CMN Ad	100%
JN CMN	100%
ZZ CMN	100%
URMQ CMN	76%
LZ CMN	76%
LZ CM	51%

2. Basis of Presentation

The accompanying combined financial statements reflect the operations of the CMN Business comprising the companies mentioned above and their predecessor operations for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005. They are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and in a manner which management believes is reasonable and appropriate. The preparation of these financial statements includes the use of “carve out” procedures wherein certain assets, liabilities, and expenses historically recorded or incurred at the HC International level, which were related to the CMN Business, have been identified and allocated an appropriate portion to present the financial position, operating results and cash flows of the CMN Business for the years/periods presented. Further, the combined financial statements for the three months ended March 31, 2004 and 2005 reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

The combined statements of income for the CMN Business were carved out of HC International using specific identification for revenue and operating expenses, certain general and administrative expenses, depreciation and amortization. Other general and administrative expenses, which comprise solely amortization of costs of software purchased by HC International at the corporate level, were allocated equally to each of the companies that use the software. Management of HC International estimates that the additional expenses that would have been incurred if the CMN Business were operated independently would be close to the amounts carved out of HC International during the reporting period.

The combined balance sheets for the CMN Business were carved out of HC International using division specific identification of assets and liabilities.

The financial positions, results of operation, and cash flows of the CMN Business may differ from those that would have been achieved had the business been operated independently.

3. Summary of Significant Accounting Policies

Principles of combination-The combined financial statements, prepared in accordance with GAAP include the assets, liabilities, revenues, expenses and cash flows of all companies comprising the CMN Business (including predecessor operations). All significant intercompany transactions and balances within CMN are eliminated on combination.　Minority interests represent the interests of outside shareholders (not including CMN Management) in the operating results and net assets of the companies comprising the CMN Business.

Companies comprising the CMN Business- The companies comprising the CMN Business are those entities in which HC International and CMN Management, directly or indirectly, control more than one half of the voting power and has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast majority of votes at the meetings of the board of directors.

Use of estimates-The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of foreign currencies-Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Foreign currency transaction gains and losses were not material for any period presented.

The CMN Business' functional and reporting currencies are Renminbi and U.S. dollar, respectively. Assets and liabilities of the CMN Business denominated in Renminbi are translated to U.S. dollars at the exchange rate in effect at the balance sheet date, and revenues and expenses denominated in Renminbi are translated to U.S. dollars at the average exchange rates in effect during each of the reporting periods. Gains and losses resulting from foreign currency translation are recorded in a separate component of shareholders' equity. Foreign currency translation adjustments are not material for any period presented since Renminbi was pegged to US$ at a rate approximate to RMB8.27:US$1 during the reporting period.

Cash and cash equivalents-Cash and cash equivalents comprise cash on hand, deposits held at call with banks and cash investments with maturity of three months or less from date of investment.

Property and equipment-Property and equipment are stated at cost, including the cost of improvements, less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Computer, fixtures, fittings and office equipment	5 years
Leasehold improvements	the shorter of 5 years or the lease term
Motor vehicles	10 years

Valuation of long-lived assets-CMN periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

3. Summary of Significant Accounting Policies - continued

Revenue recognition-Revenue from the sale of advertising airtime on television is recognized when the advertisements are broadcast. Revenue from barter transactions is recognized based on comparable cash transactions within the last 6 months.

According to the Emerging Issues Task Force ("EITF") issue no. 99-19, whether reporting revenue in gross or net is dependent on the relative strength of indicators of gross revenue reporting and of net revenue reporting. CMN's revenue generated from the provision of advertising platforms is reported in gross value as:

1.
CMN is the primary obligor in the advertising arrangement because CMN (1) arranges the schedules of time-slots for the advertisers (2) advises on additional program purchase/production to boost advertising revenue and (3) has contractual responsibility to ensure that the advertisement content is in compliance with relevant laws and regulations.

2.	CMN has general inventory risk since CMN assumes all the risk for unused time-slots.

3.	CMN has latitude in establishing prices with advertisers. It has its own rights to provide discounts and adjusts prices according to its own discretion.

4.	CMN is involved in the determination of service specification. All the terms in the advertising contracts are determined by CMN and the advertisers.

5.	CMN has credit risk. It assumes all the risk of non-recoverable debts.

Annual charges and annual contributions to program purchase paid to the television stations-As at March 31, 2005, CMN has entered into 5 long-term sole and exclusive agreements with Zhengzhou Television Station, Jinan Television Station, Urumqi Television Station and Lanzhou Television Station for the exclusive sale and management of advertising time-slots. Pursuant to the agreements, CMN pays annual charges for the whole of the advertising airtime and contributes to program purchase of the television stations. The annual charges increase at incremental rates ranging from 5% to 15% subject to mutual agreement between the parties, whilst contributions to program purchase are adjusted annually subject to mutual agreement between the parties. These items are amortized on a straight-line basis over one year and are accounted for in cost of revenue.

Comprehensive income-The comprehensive income of CMN for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005 was represented by the net income (loss) of the respective years/periods.

Income taxes-Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes on a separate company basis of each of the companies comprising the CMN Business. Any China tax paid by the companies comprising the CMN Business during the year/period is recorded. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year/period end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Post-retirement and post-employment benefits-The full-time employees of CMN are covered by various government-sponsored pension plans under which the employees are entitled to a monthly pension based on certain formulae. The relevant government agencies are responsible for the pension liabilities of retired employees. CMN, or the television stations as stipulated under the agreements entered into between the stations and the companies comprising the CMN Business, contributes on a monthly basis to these pension plans. Under these plans, CMN has no obligation for post-retirement benefits beyond the contributions made. Contributions to these plans are expensed as incurred.

Stock-based compensation-SFAS No. 123 "Accounting for Stock-Based Compensation" issued by the Financial Accounting Statements Board (“FASB”) allows companies which have stock-based awards to employees to adopt a new fair value basis of accounting for stock options and other equity instruments or to continue to apply the existing accounting rules under Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees", but with additional financial statement disclosure.

HC International granted stock options to certain employees of CMN during the years ended December 31, 2003 and 2004. To reflect its carved out operations, CMN accounts for these stock-based awards to its employees using the intrinsic value method in accordance with APB No. 25. No compensation expenses are recorded during the reporting period since the exercise price of the stock options equals or exceeds the market price of the underlying stock at the date of grant.

Operating leases-Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Lease payments made under operating leases are charged to the combined statements of income on a straight-line basis over the lease periods.

3. Summary of Significant Accounting Policies - continued

Recent changes in accounting standards-In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" SFAS No. 123(R) supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees and amends SFAS No. 95. “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the combined statements of income based on their fair values. Pro forma disclosure is no longer an alternative. In April 2005, the Securities and Exchange Commission delayed the implementation of SFAS No. 123(R). As a result, SFAS No. 123(R) will be effective from the beginning of the first annual reporting period after December 15, 2005 which is the fiscal year ending December 31, 2006 for CMN. CMN is currently assessing the impact of this statement on its combined financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, an amendment of APB Opinion No. 29. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material effect on CMN’s combined financial position or results of operations.

4. Notes and Accounts Receivable

CMN’s notes and accounts receivable are reported at their net collectible amounts. CMN records an allowance against notes and accounts receivable for which CMN deems, in its judgment that collection may be in doubt. The determination on whether the collection of notes and accounts receivable is doubtful is based on the historical losses arising from past uncollectible debts and existing economic conditions of the debtors.

5. Prepaid Contract Costs

As at December 31, 2003 and 2004, and March 31, 2005, prepaid contract costs consisted principally of agreed charges and contributions to television stations in connection with CMN exclusive rights to advertising time of the television stations.

6. Loans Receivable from Related Parties

Loans receivable comprise advances to CMN Management, as follows:

	December 31,		March 31,
	2003	2004	2005
	US$’000	US$’000	US$’000
			(unaudited)

Wu Xian	-	55	55
Shen Qizhi	-	24	24
Li Shuangqing	-	22	22
Wang Lihong	-	19	19
	-	120	120

The loans are interest-bearing at the rate of 5% p.a. and are repayable on June 30, 2005.

7. Related Party Transactions and Balances

(a)	Related party transactions

The related party transactions during the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005 are shown as follows:

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
	US$’000	US$’000	US$’000	US$’000
			(unaudited)	(unaudited)
Advertising service income received from subsidiaries of HC International:
北京市慧羐廣告有榰公司 (Beijing Huicong Advertising Co., Ltd.) (“Huicong Advertising”)	-	172	-	-

Advertising service cost paid to an external minority shareholder:
Lanzhou Television Station	-	1,782	482	545

Purchase of property and equipment from subsidiaries of HC International:
北京慧羐港網廣告有榰公司 (Beijing Huicong Goldenet Advertising Co., Ltd.) (“Huicong Goldenet”)	-	61	-	-

(b)	Amounts due from affiliates

	December 31,		March 31,
	2003	2004	2005
	US$’000	US$’000	US$’000
			(unaudited)
Amounts due from an external minority shareholder (Current):
Lanzhou Television Station	-	135	132
Amounts due from subsidiaries of HC International (Non-current):
Huicong Advertising	70	188	188
Huicong Goldenet	157	303	303
Total	227	491	491

At December 31, 2003 and 2004, and at March 31, 2005, amounts due from affiliates were non-interest bearing and due on demand.

(c)	Amounts due to affiliates

	December 31,		March 31,
	2003	2004	2005
	US$’000	US$’000	US$’000
			(unaudited)
Amounts due to subsidiaries of HC International:
Huicong Advertising	2,100	961	963
北京慧羐國楥猹痶有榰公司 (Beijing Huicong International Information Co., Ltd.)	63	1,484	1,062
Huicong Goldenet	730	1,535	1,535
北京慧翔信息技瞭有榰公司 (Beijing Huixiang Information Technology Co., Ltd.)	-	411	411
Total	2,893	4,391	3,971

At December 31, 2003 and 2004, and at March 31, 2005, amounts due to affiliates were non-interest bearing and due on demand.

8. Property and Equipment

Property and equipment consist of:
	December 31,		March 31,
	2003	2004	2005
	US$’000	US$’000	US$’000
			(unaudited)
At cost:
Computer, fixtures, fittings and office equipment	55	266	286
Leasehold improvements	6	190	192
Motor vehicles	-	98	144
Total	61	554	622
Less: accumulated depreciation and amortization	(7)	(40)	(68)
Net book value	54	514	554

During the years ended December 31, 2003 and 2004 and the three months ended March 31, 2004 and 2005, depreciation expenses were US$7, US$33, US$4 (unaudited) and US$28 (unaudited), respectively.

9. Income Taxes

Enterprise income tax (“EIT”) in the PRC is generally charged at 33%, of which 30% is for national tax and 3% is for local tax, on the taxable income. Pursuant to the relevant PRC laws and regulations, enterprises engaging in advertising business are entitled to full exemption from EIT for the first two fiscal years since incorporation provided that the enterprises submit the application for EIT exemption within a specified time limit.

In this connection, JN CMN, ZZ CMN and LZ CMN, all established in 2003, enjoyed full exemption from EIT in the years ended December 31, 2003 and 2004. With the approval from the local tax bureau, URMQ CMN is granted an additional one-year full EIT exemption and enjoys full EIT exemption from the fiscal years 2003 to 2005.

CMN Ad and LZ CM did not apply for the EIT exemption in a timely manner. They therefore failed to benefit from the above favorable tax treatment. Nevertheless, both companies suffered operating losses during the fiscal year 2004 (year of incorporation) and were not subject to any EIT in that year.

CMN Info does not qualify for the above tax benefit as its business scope falls outside of the advertising business. Nonetheless, due to its operating loss during the fiscal year 2004 (year of incorporation), CMN Info was not subject to EIT in that year.

During the three months ended March 31, 2005, among the companies comprising the CMN Business, JN CMN generated taxable income after deducting losses brought forward from previous years.

Income tax expense, if any, was calculated based on the effective tax rates of each of the companies comprising the CMN Business applied to their respective pretax income. The provision for income taxes consists of the following:

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
	US$’000	US$’000	US$’000	US$’000
			(unaudited)	(unaudited)
Current tax	1	1	-	64
Deferred tax (credit)	(87)	(32)	(89)	(100)
	(86)	(31)	(89)	(36)

9. Income Taxes - continued

A reconciliation between the provision for income taxes computed by applying the statutory tax rate in the PRC to income (loss) before income taxes and minority interests and the actual provision for income taxes is as follows:

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
	US$’000	US$’000	US$’000	US$’000
			(unaudited)	(unaudited)

Provision for income taxes at statutory tax rate of 33% in the PRC	578	330	(51)	(363)
Tax effect expenses not deductible for tax purposes	424	314	85	76
Tax holidays and concessions	(734)	(855)	(245)	-
Tax effect of revenue not subject to tax	(374)	(24)	-	-
Increase in valuation allowances	19	204	121	251
Others	1	-	1	-
Income tax benefit	(86)	(31)	(89)	(36)

The components of deferred income taxes are as follows:

	December 31,		March 31,
	2003	2004	2005
	US$’000	US$’000	US$’000
Deferred tax assets:			(unaudited)
Temporary differences arising from depreciation of property and equipment	-	1	1
Future benefits of tax losses	12	213	355
Temporary differences arising from fully expensing a contract cost item under GAAP but amortized over a period for tax purposes	76	75	261
Temporary differences arising from recording business tax resulting from barter transactions under GAAP but for tax purposes	18	40	49
Other temporary differences	-	16	30
Less: valuation allowances	(19)	(223)	(474)
	87	122	222

Deferred tax liabilities:
Other temporary differences	-	(3)	(3)
Net deferred tax assets	87	119	219

10. Advances Received from Customers

Advances received from customers represent deposits or advances paid by the customers for advertising airtime to be delivered in the subsequent years/periods.

11. Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, notes and accounts receivable, loans receivable from related parties, and amounts due from/to affiliates are reasonable estimates of their fair value.

12. Registered Capital

The registered capital in the combined balance sheets and the combined statements of equity is the sum of the registered capital of each of the companies comprising the CMN Business, held by HC International and CMN Management but excluding minority interests. There was an increase in registered capital in 2004 due to the establishment of CMN Info, CMN Ad and LZ CM as companies with separate legal status during that year. The registered capital of each of the companies comprising the CMN Business as at December 31, 2003 and 2004 and March 31, 2005 are shown as follows:

	Registered capital contributed by HC International and CMN Management		Registered capital contributed by minority interests		Total registered capital
	US$'000%		US$'000%		US$'000%
December 31, 2003
JN CMN	60	100	-	-	60	100
ZZ CMN	121	100	-	-	121	100
URMQ CMN	92	76	29	24	121	100
LZ CMN	46	76	14	24	60	100
	319		43		362

December 31, 2004 and March 31, 2005 (unaudited)
CMN Info	121	100	-	-	121	100
CMN Ad	605	100	-	-	605	100
JN CMN	60	100	-	-	60	100
ZZ CMN	121	100	-	-	121	100
URMQ CMN	92	76	29	24	121	100
LZ CMN	46	76	14	24	60	100
LZ CM	62	51	59	49	121	100
	1,107		102		1,209

13. Segment Information

CMN’s principal activity as a provider of television advertising platforms in the PRC is its only business segment. All of CMN’s assets and liabilities are located in the PRC and operations are entirely in the PRC. Accordingly, no segment information is presented.

14. Barter Transactions

For the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, the revenue generated from barter transactions were US$357, US$401, US$93 (unaudited) and US$159 (unaudited), respectively.

15. Stock Option Plans

Pursuant to two separate written resolutions of the shareholders of HC International both dated November 30, 2003, a Pre-IPO Share Option Scheme and a Share Option Scheme were adopted. Pursuant to each of the schemes, the board of directors of HC International is authorized to grant options to any directors or employees of HC International or any of its subsidiaries, including the companies comprising the CMN Business, to subscribe for shares in HC International at prices to be determined by the board of directors of HC International in accordance with the terms of the schemes.

During the year ended December 31, 2003, a total of 1,663,491 share options were granted to 4 employees of the CMN Business pursuant to the Pre-IPO Share Option Scheme. The grantees can exercise these options at an exercise price of HK$0.44 per share in ten years period starting from the expiry of twelve months from the date of the granting of options, being December 2, 2003. Commencing from the first, second and third anniversaries of the grant date, the relevant grantee may exercise options up to 33.3%, 66.6% and 100% respectively of the shares comprised in his or her option (less any number of shares in respect of which the option has been previously exercised).

During the year ended December 31, 2004, a total of 920,000 share options were granted to 4 employees of the CMN Business pursuant to the Share Option Scheme. The grantees can exercise these options at an exercise price of HK$2.40 per share in ten years period starting from the expiry of twelve months from the date of the granting of options, being February 18, 2004. Commencing from the first, second and third anniversaries of the grant date, the relevant grantee may exercise options up to 33.3%, 66.6% and 100% respectively of the shares comprised in his or her option (less any number of shares in respect of which the option has been previously exercised).

15. Stock Option Plans - continued

During the three months ended March 31, 2005, no options have been granted to any employees of the CMN Business under the Pre-IPO Share Option Scheme and the Share Option Scheme. On February 18, 2005, all share options originally granted to employees of the CMN Business under the Share Option Scheme were cancelled.

A summary of share option activities (with weighted average exercise prices per share) is as follows:

	December 31,				March 31,
	2003		2004		2005
	Number of stock options	Weighted average exercise price	Number of stock options	Weighted average exercise price	Number of stock options	Weighted average exercise price
Outstanding at beginning of the year/period	-	-	1,663,491	HK$0.44	2,583,491	HK$1.14
Granted during the year/period	1,663,491	HK$0.44	920,000	HK$2.40	-	-
Cancelled during the year/period	-	-	-	-	(920,000)	HK$2.40
Exercised during the year/period	-	-	-	-	(554,442)	HK$0.44
Outstanding at the end of the year/period	1,663,491	HK$0.44	2,583,491	HK$1.14	1,109,049	HK$0.44
Exercisable at the end of the year/period	-	-	554,442	HK$0.44	554,442	HK$0.44
Range of exercise price per share	HK$0.44		HK$0.44 to HK$2.40		HK$0.44 to HK$2.40

There were nil options forfeited or expired for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005. The weighted average remaining contractual life of the share options outstanding at March 31, 2005 was 8.71 years.

16. Commitments and Contingencies

Commitments under operating leases-CMN leases premises under various operating leases, certain of which contain escalation clauses. Rental expenses under operating leases included in the combined statements of income were US$28, US$40, US$10 (unaudited) and US$10 (unaudited) for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2004 and 2005, respectively. At December 31, 2004, CMN had future aggregate minimum lease payments under non-cancelable operating leases in respect of the rental of premises, as follows:

Year ending December 31,	US$’000
2005	38
2006	37
2007	38
2008	10
123

Other commitments-CMN adopts the minimum incremental rate for calculating the future aggregate minimum payments of the annual charges and annual contributions to program purchase payable to the television stations, which, at December 31, 2004 were as follows:

Year ending December 31,	US$’000
2005	16,145
2006	11,652
2007	12,012
2008	5,825
2009	2,826
Thereafter	8,477
56,937

Contingencies-As mentioned in Note 17, certain arrangements that the CMN Business had with local advertising operators may have violated interpretations of the State Administration of Industry and Commerce (“SAIC”) concerning the sub-sale of advertising time-slots. The aggregate gross profits generated from such arrangements for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005 are approximately US$529, US$475 and US$63 (unaudited) respectively. Accordingly, the CMN Business is subject to a loss contingency of a confiscation of gross profits in the amounts shown above and a fine of US$36.

17. Operating Risks

Concentrations of credit risk-A substantial percentage of CMN's revenue is derived from a small number of customers, who are mainly foreign-invested enterprises. Details of customers accounting for 10% or more of total net sales for each of the years ended December 31, 2003 and 2004 and for each of the three months ended March 31, 2004 and 2005 are as follows:

	Percentage of net sales		Percentage of net sales
	December 31,		March 31, (unaudited)
	2003	2004	2004	2005

1. Customer A	*	11%	13%	*
2. Customer B	*	12%	13%	*

* Less than 10%

Aggregate of the amounts receivable from the five customers with the largest receivable balances at December 31, 2003 and 2004 and at March 31, 2004 and 2005 are as follows:

	Percentage of accounts receivable		Percentage of accounts receivable
	December 31,		March 31, (unaudited)
	2003	2004	2004	2005

Five largest receivable balances	50%	42%	48%	31%

Concentrations of operational risk-CMN derives its revenues from contracts with four television stations in the PRC. The television advertising contracts signed with such television stations are generally short- to medium- term renewable contracts with terms generally ranging from 1.5 to 6 years. CMN may fail or delay to renew or extend or to conclude new contracts with the television stations. Any such failure/delay would have a material adverse effect on CMN’s business, financial condition and operating results.

The operations of ZZ CMN during the three months ended March 31, 2005 were adversely affected by the delay of renewal of the three-year contract from 2005 to 2007 with Zhengzhou Television Station.

Regulatory risk-Prior to April 2003, as a result of the agreements entered into by predecessor operations/companies comprising the CMN Business and the television stations which specified a purchase and sub-sale arrangement, the agreements with other local advertising operators to authorize such local advertising operators to solicit advertisers for certain portions of advertising airtime and collecting fixed amounts from the local operators may be considered to be in breach of (i) the Reply to Question Concerning Whether Buy-Out and Assignment with Consideration of Advertising Media Constitute Illegal Business Operation issued by the SAIC on February 9, 1999 and (ii) the Reply to Questions Concerning the Contracting or Buy-Out of Advertising Media by Advertising Companies as a Fully Authorized Agent to Engage in Advertising Business in a Territory other than their own Territory issued by the SAIC on January 4, 1999 (the “Replies”) which prohibit the sub-sale of advertising time-slots.

Pursuant to the above, each of the companies comprising the CMN Business could be fined up to USD$12, the gross profits derived from such arrangements confiscated and their business or operating licenses revoked pursuant to Article 71 of the Company Registration Administration Regulations. Prior to January 1, 2005, gross profits derived from such arrangements could be confiscated pursuant to Article 21 of the then applicable Implementation Rules of Advertising Administrative Regulations due to the activities of the companies comprising the CMN Business and their predecessor companies. After January 1, 2005, however, due to the change in relevant laws and regulations, it is remote that the SAIC will impose confiscation of such profits, although the relevant risk still exists considering the companies comprising the CMN Business are governed by different local branches of SAIC which may have various thoughts in practice.

Upon the incorporation of companies comprising the CMN Business, new contracts have been signed with the television stations. The CMN Business also intends to revise the agreements with the local operators. Although the new contracts with the television stations, and the new contracts with the local operators, will be modified to comply with the Replies, there can be no assurance that the SAIC will not determine otherwise which may lead to penalties, confiscation of profits and revocation of business and operating licenses and adversely affect the CMN Business.

Country risk-CMN primarily operates in the PRC. The operating results of CMN may be adversely affected by changes in the political and social conditions in the PRC, and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among others. There can be no assurance that changes in political and other conditions will not result in any adverse impact.

18. Subsequent Events

Subsequent to December 31, 2004, the CMN Business is in the process of a series of restructuring for the purpose of the contemplated sale to Metaphor as mentioned in Note 1.

On April 15, 2005, CMN Ad entered into an agreement with Sanya Television Station for 10 years commencing May 1, 2005 pursuant to which CMN Ad has the right to receive all of the advertising revenue generated from two channels of Sanya Television Station and, in return, is obligated to pay an annual initial advertising fee of US$484 (adjusted with stipulated incremental rates) and a program purchase fee of US$242 during the contractual period. CMN Ad subsequently set up a branch in Sanya in May 2005 to undertake the above arrangement.

Pursuant to an agreement dated June 5, 2005, CMN Ad and Hainan Dian Guang Media Investments Holdings Co. Ltd. set up Hainan Dian Guang China Media Network Communications Co., Ltd. (“H CMN”) with a registered capital of US$121. H CMN is 50%:50% owned by each of the parties and has an operating period of 30 years. On the same day, H CMN entered into an agreement with Hainan Television Station for 10 years commencing July 1, 2005 pursuant to which H CMN has the right to receive all of the advertising revenue generated from a channel of Hainan Television Station and, in return, is obligated to pay an annual initial advertising fee of US$532 (adjusted with stipulated incremental rates) and a program purchase fee of at least US$242 during the contractual period.

In July 2005, CMN Ad entered into an airtime partnership agreement with Pacific Media Household Products (Shanghai) Co. Ltd. (“Pacific Media Shanghai”), a subsidiary of Pacific Media Plc, which became effective on July 15, 2005 under which CMN Ad will provide Pacific Media Shanghai with a contracted amount of airtime and Pacific Media Shanghai will in return provide infomercial programming and call centre and fulfillment services.

19. Major Non-cash Transaction

During the year ended December 31, 2004, CMN purchased property and equipment at an aggregate consideration of US$61 from a subsidiary of HC International.